Exhibit 99.1
INFORMATION MEMORANDUM
$500,000,000 FIRST LIEN TERM LOAN
$265,000,000 SECOND LIEN TERM LOAN
Public Version
May 2011

JOINT LEAD ARRANGER	JOINT LEAD ARRANGER	JOINT BOOKRUNNER	CO-DOCUMENTATION
JOINT BOOKRUNNER	JOINT BOOKRUNNER	CO-DOCUMENTATION	AGENT
ADMINISTRATIVE AGENT	SYNDICATION AGENT	AGENT
SPECIAL NOTICE REGARDING PUBLICLY AVAILABLE INFORMATION
THE COMPANY HAS REPRESENTED THAT THE INFORMATION CONTAINED IN THIS INFORMATION MEMORANDUM IS EITHER (i) PUBLICLY AVAILABLE OR (ii) NOT MATERIAL WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE SECURITIES FOR PURPOSES OF FOREIGN, UNITED STATES FEDERAL AND STATE SECURITIES LAWS. THE RECIPIENT OF THIS INFORMATION MEMORANDUM HAS STATED THAT IT DOES NOT WISH TO RECEIVE MATERIAL NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY OR ITS SECURITIES AND ACKNOWLEDGES THAT OTHER LENDERS HAVE RECEIVED AN INFORMATION MEMORANDUM THAT CONTAINS ADDITIONAL INFORMATION WITH RESPECT TO THE COMPANY OR ITS SECURITIES THAT MAY BE MATERIAL. NEITHER THE COMPANY NOR THE ARRANGERS TAKE ANY RESPONSIBILITY FOR THE RECIPIENT’S DECISION TO LIMIT THE SCOPE OF THE INFORMATION IT HAS OBTAINED IN CONNECTION WITH ITS EVALUATION OF THE COMPANY AND THE FACILITIES.

Table of Contents

1. Administrative information	2

2. Executive summary	5

3. Key credit highlights	14

4. Industry overview	25

5. Walter overview	36

6. Green Tree overview	44

7. Management team	71

8. Historical financial results	75

1. Administrative information

1. Administrative information
A. Notice to and undertaking by recipients
This Information Memorandum (the “Information Memorandum”) has been prepared solely for informational purposes from information supplied by or on behalf of Walter Investment Management Corp. (the “Company”), and is being furnished by Credit Suisse Securities (USA) LLC and RBS Securities Inc. (each, an “Arranger” and collectively, the “Arrangers”) to you in your capacity as a prospective lender (the “Recipient”) in considering the proposed Credit Facilities described in the Information Memorandum (each, a “Facility” and collectively, the “Facilities”).
ACCEPTANCE OF THIS INFORMATION MEMORANDUM CONSTITUTES AN AGREEMENT TO BE BOUND BY THE TERMS OF THIS NOTICE AND UNDERTAKING (THIS “NOTICE AND UNDERTAKING”) AND THE SPECIAL NOTICE SET FORTH ON THE COVER PAGE HEREOF (THE “SPECIAL NOTICE”). IF THE RECIPIENT IS NOT WILLING TO ACCEPT THE INFORMATION MEMORANDUM AND OTHER EVALUATION MATERIAL (AS DEFINED HEREIN) ON THE TERMS SET FORTH IN THIS NOTICE AND UNDERTAKING AND THE SPECIAL NOTICE, IT MUST RETURN THE INFORMATION MEMORANDUM AND ANY OTHER EVALUATION MATERIAL TO THE ARRANGERS IMMEDIATELY WITHOUT MAKING ANY COPIES THEREOF, EXTRACTS THEREFROM OR USE THEREOF.
As used herein: (a) “Evaluation Material” refers to this Information Memorandum and any other information regarding the Company or the Facilities furnished or communicated to the Recipient by or on behalf of the Company in connection with any Facility (whether prepared or communicated by the Arrangers or the Company, their respective advisors or otherwise) and (b) “Internal Evaluation Material” refers to all memoranda, notes, and other documents and analyses developed by the Recipient using any of the information specified under the definition of Evaluation Material.
I. Information
The Recipient acknowledges and agrees that (i) the Arranger received the Evaluation Material from third party sources (including the Company) and it is provided to the Recipient for informational purposes, (ii) the Arrangers and their affiliates bear no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of the Evaluation Material or any information contained therein, (iii) no representation regarding the Evaluation Material is made by the Arrangers or any of their affiliates, (iv) neither the Arrangers nor any of their affiliates have made any independent verification as to the accuracy or completeness of the Evaluation Material, and (v) the Arrangers and their affiliates shall have no obligation to update or supplement any Evaluation Material or otherwise provide additional information.
The Evaluation Material has been prepared to assist interested parties in making their own evaluation of the Company and the Facilities and does not purport to be all-inclusive or to contain all of the information that a prospective participant may consider material or desirable in making its decision to become a lender. The Recipient should take such steps as it deems necessary to assure that it has the information it considers material or desirable in making its decision to become a lender and should perform its own independent investigation and analysis of the Facilities or the transactions contemplated thereby and the creditworthiness of the Company. The Recipient represents that it is sophisticated and experienced in extending credit to entities similar to the Company. The information and data contained herein are not a substitute for the Recipient’s independent evaluation and analysis and should not be considered as a recommendation by the Arrangers or any of their affiliates that any Recipient enters into any Facility.

The Evaluation Material may include certain forward looking statements and projections provided by the Company. Any such statements and projections reflect various estimates and assumptions by the Company concerning anticipated results. No representations or warranties are made by the Company, the Arrangers or any of their respective affiliates as to the accuracy of any such statements or projections. Whether or not any such forward looking statements or projections are in fact achieved will depend upon future events some of which are not within the control of the Company. Accordingly, actual results may vary from the projected results and such variations may be material. Statements contained herein describing documents and agreements are summaries only and such summaries are qualified in their entirety by reference to such documents and agreements.
II. General
It is understood that unless and until a definitive agreement regarding the applicable Facility between the parties thereto has been executed, the Recipient will be under no legal obligation of any kind whatsoever with respect to such Facility by virtue of this Notice and Undertaking except for the matters specifically agreed to herein and in the Special Notice.
The Recipient agrees that money damages would not be a sufficient remedy for breach of this Notice and Undertaking or of the Special Notice, and that in addition to all other remedies available at law or in equity, the Company and the Arrangers shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.
This Notice and Undertaking and the Special Notice together embody the entire understanding and agreement between the Recipient and the Arrangers with respect to the Evaluation Material and the Internal Evaluation Material and supersede all prior understandings and agreements relating thereto. The terms and conditions of this Notice and Undertaking and the Special Notice shall apply until such time, if any, that the Recipient becomes a party to the definitive agreements regarding the applicable Facility, and thereafter the provisions of such definitive agreements shall govern. If you do not enter into any Facility, the application of this Notice and Undertaking and the Special Notice shall terminate with respect to all Evaluation Material and Internal Evaluation Material on the date falling two years after the date of the Information Memorandum.
This Notice and Undertaking and the Special Notice shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligations Law to the extent that it mandates that the law of the State of New York govern).

2. Executive summary

2. Executive summary
A. Transaction overview
Based in Tampa, Florida, Walter Investment Management Corp. (“Walter” or the “Company”) is a high-touch, relationship-based owner and servicer of credit-sensitive consumer real estate loans utilizing a primarily de-centralized servicing model. As of March 31, 2011, Walter serviced a total outstanding unpaid principal balance (“UPB”) of $1.8 billion. With 336 employees and 70 offices located in 14 states, Walter’s field servicing handles collections of loans 30+ days delinquent and loss mitigation functions.
Founded in 1958, Walter and its predecessors have been portfolio originators, owners and servicers for over 50 years. Walter (NYSE Amex: WAC) currently has a market capitalization of $468 million (as of 5/16/11).
On March 28, 2011, Walter announced that it had entered into a definitive agreement to purchase GTCS Holdings LLC (“Green Tree”) for a total purchase price of approximately $1,065 million including approximately 1.8 million shares of Walter common stock (the “Acquisition”). Green Tree is a fee-based business services company that provides high-touch, third-party servicing for credit-sensitive consumer loans in diverse asset classes, including residential mortgages, manufactured housing (“MH”) and consumer installment loans. As of March 31, 2011, Green Tree serviced a loan portfolio with UPB of $36.6 billion, and is one of the leading independent servicers in the U.S. Green Tree operates a high-touch, borrower-centric servicing model with limited advance obligations, and has 1,924 employees in 31 offices across the U.S.
The Acquisition will be financed with $765 million of debt consisting of a $500 million first lien term loan and a $265 million second lien term loan. The transaction is expected to close in Q3 2011.
Walter has retained Credit Suisse Securities (USA) LLC (“Credit Suisse Securities”) and RBS Securities Inc. (“RBS Securities”) to arrange a $45 million Senior Secured Revolving Credit Facility (the “Revolving Facility”), a $500 million First Lien Senior Secured Term Loan (the “First Lien Term Loan”), and a $265 million Second Lien Senior Secured Term Loan (the “Second Lien Term Loan” and, together with the Revolving Credit Facility and the First Lien Term Loan, the “Senior Credit Facilities”). Credit Suisse AG is acting as the sole administrative agent (the “Admin Agent”) for the Senior Credit Facilities. Credit Suisse Securities, RBS Securities, and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunners. The Royal Bank of Scotland plc is acting as syndication agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. are acting as co-documentation agents.
The Company will also use balance sheet cash, monetize certain unencumbered assets and owned bonds, and issue approximately 1.8 million shares of common stock to the seller (approximately 6.4% of Walter’s outstanding common stock on a fully diluted basis) to make up the balance of the purchase price and transaction costs. The proceeds will be used to (i) repay Green Tree’s existing term loan, (ii) fund the purchase price of the Acquisition, (iii) pay fees and expenses associated with the transaction, and (iv) provide funds for ongoing working capital needs and general corporate purposes.

B. Sources and uses of funds

C. Pro forma capitalization
($ in millions)

	As of 3/31/11A				Cum. EBITDA
	Walter	Green Tree	Adjustments	Combined	multiple
Unrestricted cash (1)	$58.4	$73.2	$(115.2)	$16.4

Corporate debt (2)
MSR acquisition facility (3)	—	$17.5	—	$17.5	0.07x
Senior secured credit facility	—	294.7	(294.7)	—	0.07x
Revolver (4)	—	—	—	—	0.07x
First Lien Term Loan	—	—	500.0	500.0	2.22x
Second Lien Term Loan	—	—	265.0	265.0	3.35x

Total corporate debt	—	$312.2	$470.3	$782.5	3.35x

Non-recourse debt
Servicer advance facility (5)	—	$55.0	—	$55.0
Mortgage related debt (6)	1,260.5	831.3	222.8	2,314.6

Total debt	$1,260.5	$1,198.5	$693.1	$3,152.1

Stockholders’ equity	559.5	81.4	(131.2)	509.7

Total capitalization	$1,820.0	$1,279.9	$561.9	$3,661.8

Operating statistics (LTM 3/31/11)
Walter adj. EBITDA before synergies	$39.9	—	—	$39.9
Green Tree adj. EBITDA	—	174.7	—	174.7
Synergies	—	—	19.0	19.0

Adjusted EBITDA (7)	$39.9	$174.7	$19.0	$233.6

Credit statistics
Corporate debt / EBITDA	NM	1.79x		3.35x
EBITDA / corp. debt interest expense (8)	NM	6.24x		3.74x

(1)	Adjustments include $43 million distribution from Green Tree to its current shareholders plus $72 million in transaction-related uses of cash.

(2)	Corporate debt adjustments are reported at the face amount.

(3)	Green Tree’s MSR financing facility is a limited recourse facility to fund an MSR acquisition secured by servicing rights acquired as well as associated servicing revenue streams earned.

(4)	$45mm facility.

(5)	Green Tree’s servicer advance facility is a non-recourse facility fully collateralized by the outstanding servicing advances.

(6)	Mortgage related debt is non-recourse debt consolidated under FAS 167. Green Tree’s debt is recorded at fair value. Walter’s debt is recorded at face amount net of discounts.

(7)	Adjusted EBITDA does not reflect the deduction of a full year of principal and interest totaling approximately $23.1 million related to Walter’s 2010-1 securitization.

(8)	Interest associated with corporate debt only.

D. Organizational structure

(1)	Securitization trusts — residual cash flows are owned by Walter Investment Management Corp. (the Borrower) and represent 20.9% of pro forma LTM 3/31/11 EBITDA.

(2)	Represents less than 2% of pro forma LTM 3/31/11 EBITDA.

E. Summary terms for the Facilities

	Senior Secured Revolving	First Lien Senior Secured	Second Lien Senior Secured
	Credit Facility	Term Loan	Term Loan
Borrower:	Walter Investment Management Corp. (the “Borrower”)

Amount:	$45 million	$500 million	$265 million

Maturity:	Earlier of 5 years after closing date and June 30, 2016	Earlier of 5 years after closing date and June 30, 2016	Earlier of 5.5 years after closing date and December 31, 2016

Interest rate:	LIBOR + 525 bps	LIBOR + 525 bps	LIBOR + 900 bps

LIBOR floor:	150 bps	150 bps	150 bps

Upfront / OID:	99% of par	99% of par	99% of par

Commitment fee:	75 bps	NA	NA

Mandatory amortization:	NA	2.5% per quarter; remainder on final maturity	None (bullet maturity)

Security:	First priority pledge on substantially all assets of the Borrower and guarantors (with certain exclusions)	First priority pledge on substantially all assets of the Borrower and guarantors (with certain exclusions)	Second priority pledge on substantially all assets of the Borrower and guarantors (with certain exclusions)

Optional redemptions:	NA	101 soft call (applies to prepayments in connection with repricing transactions only occurring on or before the first anniversary of the closing date and par thereafter)	103% in year 1 / 102% in year 2 / 101% in year 3 / par thereafter

Affirmative covenants:	Customary for facilities of this type	Customary for facilities of this type	Customary for facilities of this type

Negative covenants:	Customary for facilities of this type, including:	Customary for facilities of this type, including:	Customary for facilities of this type, including:
	• Limitations on Restricted Payments	• Limitations on Restricted Payments	• Limitations on Restricted Payments
	• Limitations on Indebtedness	• Limitations on Indebtedness	• Limitations on Indebtedness
	• Limitations on Capital Expenditures	• Limitations on Capital Expenditures	• Limitations on Capital Expenditures
	• Limitations on Liens	• Limitations on Liens	• Limitations on Liens
	• Limitations on Asset Sales	• Limitations on Asset Sales	• Limitations on Asset Sales

Financial covenants:	Maintenance covenants:	Maintenance covenants:	Maintenance covenants:
	• Total debt / EBITDA	• Total debt / EBITDA	• Total debt / EBITDA
	• EBITDA / Interest expense	• EBITDA / Interest expense	• EBITDA / Interest expense

F. Company overview
Walter
Based in Tampa, Florida, Walter Investment Management Corp. (NYSE Amex: WAC) is a high-touch, relationship-based owner and servicer of credit-sensitive consumer real estate loans utilizing a primarily de-centralized servicing model. As of March 31, 2011, Walter serviced a portfolio with a total outstanding UPB of $1.8 billion, consisting of 33,794 owned accounts and an additional 6,114 accounts serviced for third parties. With 336 employees and 70 offices located in 14 states, Walter’s field servicing handles collections of loans 30+ days delinquent and loss mitigation functions.
Founded in 1958, Walter and its predecessors have been portfolio originators, owners and servicers for over 50 years. Originally part of Walter Industries, Walter Investment was spun off and merged with Hanover Capital, a publicly traded mortgage REIT, in 2009, and began trading under the ticker “WAC.” Subsequent to its spinoff, Walter completed an $82 million follow-on offering of common stock and currently has a market capitalization of $468 million (as of 5/16/11). In November 2010, Walter completed the purchase of Marix Servicing, giving it a nationwide servicing capability. Walter has been a highly successful repeat issuer of securitizations rated by S&P and Moody’s, with $1.3 billion (95%) of its outstanding RMBS bonds currently rated investment grade by one of the agencies.
Green Tree
Green Tree is a fee-based business services company that provides high-touch third-party servicing for credit-sensitive consumer loans in diverse asset classes, including residential mortgages, manufactured housing (“MH”) and consumer installment loans. One of the leading independent mortgage servicers in the U.S., Green Tree services a loan portfolio with a UPB of $36.6 billion as of March 31, 2011, consisting of approximately 738,440 loans, and operates a high-touch, borrower-centric servicing model with limited advance obligations. Green Tree has 1,924 employees in 31 offices across the U.S., which makes them ideally suited for managing credit-sensitive assets.
Green Tree’s mortgage servicing platform is highly rated by Moody’s, S&P and Fitch, and is one of the few to have received upgrades from the rating agencies in the past year.
Green Tree’s business strategy is to provide services to generate diversified, high-margin, fee-based earnings with negligible credit risk:
•	Growing its core third-party servicing product to provide servicing for credit-sensitive consumer assets, including residential mortgages, MH and consumer installment loans

•
Leveraging the platform to offer complementary products to a captive customer base, as well as new customers that generate high-margin, fee-based recurring revenue streams with minimal capital requirements

•	Demonstrating its ability to service multiple asset classes both within the mortgage space and across various consumer products

•	Generating diversified, high margin, fee-based recurring revenue streams that produce significant free cash flow

•	Minimizing servicer advance obligations, which is in stark contrast to the rest of the industry and limits the need for capital outlay

Compelling strategic rationale
The Acquisition will transform Walter into a premier fee-based business services company providing high-touch, third-party servicing of credit-sensitive consumer loans from an asset light platform.
Going forward, the combined company intends to focus its efforts on Green Tree’s asset-light, fee-based servicing opportunities and investment management business, where it believes the risk-reward proposition is most attractive. Walter will be well positioned to take advantage of attractive sector trends, such as the continued high level of distressed mortgage assets and increasing flows of these assets away from traditional servicers and towards special servicers.
Walter intends to allow its existing mortgage portfolio investments to run off, generating significant cash flow to de-lever the Company and to fund attractive growth opportunities. Post-transaction, Walter will no longer qualify as a REIT, and intends to pay a nominal dividend.
Note:Total revenue does not include residual cash flows of $48.9 million.
The two companies are a very solid fit:
•	Similar business models with long, established track records of producing industry-leading servicing results

•	Experienced management teams with significant company and industry tenure and similar operating approaches focused on creating shareholder value

•	Ability to leverage platforms and achieve cost and revenue synergies

•	Positioned to take advantage of attractive sector trends

•	Enhanced size and scale to better compete on a nationwide basis
The Acquisition presents minimal integration risk. The majority of synergies will be derived from removing costs from overlapping servicing platforms and shared services. Post-transaction, the highly experienced management teams of both Walter and Green Tree will remain with the Company. Walter management will remain in Tampa and will be responsible for public company functions, the Walter portfolios, strategy, corporate development, and assistance to and oversight of Green Tree. Green Tree’s management will remain with the Company and continue to run Green Tree’s operations from Green Tree’s headquarters in St. Paul, MN. Brian Libman, CEO of Green Tree, will assume the title of Chief Strategic Officer of the combined company.

G. Key credit highlights

Attractive business model with multiple stable and complementary cash flow streams	• • • • •	Fee-for-service model
High margins and strong free cash flow conversion with minimal capital expenditures
Diversified revenue streams from complementary businesses
Minimal credit or liquidity risk
Licensing, servicer ratings, technology infrastructure and proprietary servicing models create substantial barriers to entry

Best in-class servicer with differentiated, high-touch approach	• • •	Best-in-class servicer
•    “High touch” servicing model suited to maximize value of credit-sensitive assets
•    Delinquency rates among the lowest in the industry
Superior servicing model maximizes value of credit-sensitive assets
•    High-touch servicing model achieves superior performance through reduced delinquencies, foreclosures and charge-offs as well as increased recoveries
Scalable platform
•    Technology leader with proprietary systems
•    Demonstrated superior track record of onboarding new servicing volume
•    Ability to increase servicing volume by ~40% with minimal additional investment

Longstanding relationships with diversified, blue chip customer base	• • • •	Large base of long-term contracts provide highly predictable, recurring revenue
Blue chip customer base with significant repeat business
Strategic client partnerships with GSEs, national and regional banks, monolines and over 200 securitization trusts
Limited termination rights on securitizations

Fundamental industry shift toward credit-focused servicers	• • •	Regulatory and structural shifts in the sector are driving business to specialty servicers
Significant volume of delinquent and high-touch servicing expected for years to come
Continued high volume of credit sensitive assets being originated

Strong and experienced management team	• •	Management has experience executing the business through multiple credit and housing cycles Both management teams will remain in place post-closing

Long-dated and predictable cash flows	• • •	Low working capital and low capex requirements results in a high portion of operating cash flow being converted into free cash flow
Majority of revenues are contractual, fee-based from long-dated contracts
The combined Walter and Green Tree will have strong margins, predictable free cash flow and significant ability to repay debt

3. Key credit highlights

3. Key credit highlights
A. Attractive business model with stable, long-dated and predictable cash flows
Walter and Green Tree have recurring and predictable long-dated revenue streams from their complementary businesses, which have translated into high gross margins. As a fee-for-service provider to third-parties, the combined company requires limited capital to support its operating businesses, resulting in a majority of operating cash flow being converted to pre-tax unlevered free cash flow.

Note:	White boxes reflect services offered or to be offered on a combined basis.
The table below reflects the high margins and low capital requirements of Green Tree’s products, which will be the primary focus of the combined company post-transaction.

		Strong revenue visibility		Capital requirement		Credit risk
Loan Servicing	Third Party Loan Servicing	• • •	Substantially all loan servicing contracts are for life of loan Recurring revenue base with modest annual run-off Repeat business from client base	•	Low	•	Limited • Servicer advance line • Balance sheet MSR mark-to-market risk

	Asset Receivables Management	•	Rights to deficiency collections on substantially all serviced loans	•	None	•	None
		•	Consistent collection rate (~1-2% of notional balance)

Insurance Agency		•	1 and 3 year policy terms with consistent renewal terms	•	Negligible	•	None
		•	Voluntary and ancillary products represent 67% of revenue stream
		•	Consistent historical penetration rates for MH (45%)
		•	Benefiting from growth in 1st lien mortgages

Other		•	Investment Management • 6 year fund with two 1 year extension options with no ability to withdraw capital or commitments • Contractual Base Management Fee	•	Low	•	Negligible for investment management
		•	Third-party Originations • Sourced from Green Tree portfolio	•	Low	•	Very short-term counterparty risk for originations
The mortgage servicing industry has high barriers to entry which are a significant competitive advantage to established high-quality servicers like Walter and Green Tree. These include significant initial capital investments, technology infrastructure, compliance protocols, and extensive licensing, ratings and approvals required to service credit-sensitive assets. Walter and Green Tree’s best-in-class proprietary servicing, collections and loss mitigation technology are key competitive advantages driving productivity and profitability.
Servicer requirements create high barriers to entry

Requirement	Walter / Green Tree
Significant investment in infrastructure, technology, and internal /external controls	• • • • •	30+ year operating history
Nationwide footprint of regional offices
Significant investments in technology and infrastructure, including proprietary servicing models and database of historical loan performance
Robust internal controls for risk mitigation
Frequently undergoes audits by accountants, customers, mortgage insurers and state regulatory agencies

Scale to maintain competitive cost to service	•	As of March 31, 2011, serviced 738,440 accounts, the most of any independent servicer

Servicer ratings	•	Highly rated servicer by rating agencies (S&P, Moody’s and Fitch), and one of few servicers to receive upgrades in the last year

Approved servicer by GSEs and other government programs	• •	Approved as Federal National Mortgage Association (Fannie Mae) servicer and Federal Home Loan Mortgage Corporation (Freddie Mac) servicer
Approved to participate in Home Affordable Modification Program (“HAMP”)

B. Best in-class servicer with differentiated, high-touch approach
Walter and Green Tree’s servicing strategy is a high-touch, life of loan approach that focuses on life of loan accountability, early intervention and triage, and loss mitigation. This approach facilitates strong relationships with borrowers, higher customer satisfaction and greater employee accountability and ultimately produces superior portfolio performance.

(1)	Asset Receivables Management.
The combined company will be a leading third-party specialized servicer for credit sensitive consumer loans in diverse asset classes, including residential mortgages, manufactured housing and consumer installment loans. The Company will have a unique decentralized platform operating through 92 combined offices nationwide, in contrast with traditional servicers who typically operate through a centralized call center.
Walter and Green Tree’s borrower-centric approach succeeds by working with borrowers over the life of the loan to keep loans current and paying cash, unlike traditional mortgage servicers’ less intensive approach to loss mitigation. The company achieves this by developing close relationships with its customers via its customer service and collections representatives. These employees are given complete authority to work with borrowers, identify solutions and own the performance on the account for the life of the loan. Our employees are asked to make contact sooner in the delinquency process and handle fewer accounts than the traditional servicers.

Both Walter and Green Tree’s servicing portfolio performance has been consistently better than that of comparable loan pools in the industry. This performance directly leads to material savings for customers and drives repeat business. As the table below shows, Walter’s portfolio has outperformed comparable industry pools by more than 40% from a default rate perspective.

Source:	Mortgage Bankers Association.

(1)
Delinquencies are derived from a voluntary survey by the Mortgage Bankers Association (MBA) of over 120 mortgage lenders, including mortgage banks, commercial banks, thrifts, savings and loan associations, subservicers, and life insurance companies. Delinquency rate is derived by combining the MBA delinquency rate for subprime loans plus subprime foreclosure starts. MBA delinquency rate considers all accounts in bankruptcy to be delinquent. Results for March 31, 2011 have not yet been released by the MBA.

(2)
Walter (industry) calculation considers all accounts in bankruptcy to be delinquent. Walter (internal) calculation ages accounts in bankruptcy based upon payment status in accordance with their bankruptcy plan.

Similarly, Green Tree’s servicing strategies have had a significant positive impact on default rates. The chart below reflects a $1.8 billion 2nd lien pool boarded in November 2008. The client retained a portion of the pool at its previous servicer for comparison purposes (the “Client Loan Holdout Pool”). Each percentage point of improvement results in approximately $33 million of savings to the customer, with lifetime to date savings of $106 million and projected lifetime savings of $128 million. The dollar savings are material and have driven Green Tree to receive repeat business from existing clients.
This strong performance allows Green Tree to convert clients and price in incentive fee structures into its servicing agreements. In 2010, Green Tree earned approximately $20 million in incentive fees alone.
C. Longstanding relationships with diversified, blue chip customer base
As the industry continues to migrate towards high touch special servicing for credit sensitive assets, Walter and Green Tree’s strong servicing performance has led to repeat flow business from credit risk owners. Of the $30.6 billion in new servicing that Green Tree has added to its platform since 2008, more than 75% has been from recurring clients:
•	Longstanding relationships with diverse, blue chip customer base generating repeat business
•	Strategic client partnerships with GSEs, money center national and regional banks, hedge funds, major monolines and over 200 securitization trusts
•	High brand recognition and strong reputation

•	Proven ability to outperform traditional servicers

•	Established IT compatibility and compliance protocols with existing clients represent a barrier to entry

D. Fundamental industry shift toward credit-focused servicers
Walter and Green Tree are uniquely positioned to continue to benefit from a demand-driven secular shift away from traditional mortgage payment processors towards credit-focused, high-touch servicers.
Due to increased delinquencies and foreclosures during the cyclical downturn in housing, GSEs, large banks, securitization trusts, and monoline insurers are experiencing increased volume of non-performing loans and complexity of servicing, exceeding the in-house capacity or capabilities of traditional servicers. These traditional servicers have been unable to effectively service increased numbers of at risk and delinquent loans, reinforcing the need to service credit sensitive 1st and 2nd lien mortgage assets with high-touch strategies offered by third-party specialized servicers.
Lessons learned in the housing downturn are leading to a secular shift in the market as credit risk owners and other key constituents (regulators, rating agencies) demand permanent specialized servicing strategies for higher risk loans.
As the chart below shows, delinquency levels experienced rapid growth from 2006-2009, exposing the need for special servicers in the mortgage market. The volume of credit-sensitive assets demanding special servicing attention will remain at elevated levels for an extended period of time and will be augmented by the origination of credit sensitive assets as the economy improves.

Source: Wall Street Research.
As the following chart shows, a significant portion of performing loans are expected to become delinquent in coming years, requiring special servicing. Management estimates that $250 billion of servicing was moved to special servicers in 2010, with similar expectations for 2011.
Source: Wall Street Research.

E. Strong and experienced management team
Post-transaction, the highly experienced management teams of both Walter and Green Tree will remain with the Company. Walter management will be responsible for public company functions, the Walter portfolios, strategy, corporate development, and assistance to and oversight of Green Tree. Green Tree’s management will remain with the Company and continue to run Green Tree’s operations. Both teams have experience navigating through multiple credit and housing market cycles and have overseen significant transitions at their respective companies in recent years.

Highly experienced management team

Mark O’Brien	•	Chairman and Chief Executive Officer of Walter Investment Management Corp.
Chairman & CEO	•	21 years in senior roles at Pulte Homes, culminating as President and Chief Executive Officer
	•	Director of Mueller Water Products, Inc. and A. Duda & Sons, Inc.

Brian Libman Chief Strategic Officer	•	21 year veteran of the mortgage industry, Mr. Libman has held senior positions in various capacities
• Previously CEO of Green Tree
• Prior to joining Green Tree, served as CEO of Finance America

Charles Cauthen President & COO	•	Variety of financial, operational and executive roles within Walter Industries since 2000
• Previously CFO of Walter Homebuilding and Financing business
	•	Prior to Walter, Mr. Cauthen held positions at Bank of America, Barnett Banks, and Deloitte & Touche
Denmar Dixon	•	Private investor and founder and managing partner of Blue Flame Capital
Vice Chairman & EVP	•	Retired in 2008 after 23 years with Bank of America

Kimberly Perez CFO	•	Variety of financial services industry experience including mortgage and homebuilding
	•	Variety of financial and executive roles of increasing responsibility within Walter Industries since 1997
	•	Previously served as Audit Manager for PricewaterhouseCoopers

Keith Anderson	•	25 year career in financial services
President & CEO, Green Tree	•	Variety of financial and executive roles since joining Green Tree in 1995, including Chief Operating Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer and President of the Commercial Finance Group

Cheryl Collins CFO, Green Tree	•	Variety of financial and executive roles of increasing responsibility within Green Tree since 1990
	•	Previously served as an Audit Manager at KPMG

E. Long-dated and predictable cash flows
Green Tree has added significant recurring revenue each year since 2008. Each new portfolio provides a predictable cash flow stream for several years to come. Over 70% of 2010 revenue relates to servicing boarded in 2008 and prior. $5.9 billion of new servicing volume has been added year to date through 3/31/11. Green Tree has a strong and growing pipeline from existing and new clients and is expected to continue to build momentum.
Walter’s portfolio of mortgage loans continues to perform extremely well, generating stable cash flows benefiting from the performance produced by its field servicing approach, which has delivered low default rates and high and stable recovery rates on defaulted loans over an extended time period including the recent downturn. Walter’s portfolio consists almost entirely of high coupon, fixed rate mortgages match funded with low-cost, non-recourse borrowings, generating a net interest margin of 5.12% in 2010. Walter’s portfolio is extremely seasoned, with a weighted average seasoning of 85.6 months and a low and predictable disappearance rate — 7.8% in 2009 and 6.4% in 2010.

Low working capital and low capex requirements result in a high portion of operating cash flow being converted into free cash flow.
($ in millions)

	LTM 3/31/11
	Green Tree	Walter	Adjustments	Combined
Adjusted EBITDA	$174.7	$46.9	$12.0	$233.6
Accrual adjustments	(2.9)	0.5	—	(2.4)
Capex	(8.5)	—	—	(8.5)
MSR debt payments	(10.5)	—	—	(10.5)
Working capital and investments (1)	(10.1)	—	—	(10.1)

Free cash flow before taxes	$142.7	$47.4	$12.0	$202.1
Interest expense on corporate debt				(60.9)
Interest and principal on 2010-1 securitization				(23.1)
Cash taxes				(36.8)
Dividends				(1.1)

Free cash flow				$80.2

Note:	Does not include estimated one-time cost to implement synergies of $15 million.

(1)	Includes net advances, FHLMC repurchases and net investment in SerVertis.

4. Industry overview

4. Industry overview
A. Mortgage servicing overview
Mortgage servicers operate between credit owners and borrowers and are hired by credit owners or residential mortgage-backed securities (“RMBS”) trustees to:
•	Collect and transfer mortgage principal and interest payments to the owner of the loans and ensure property taxes and insurance payments are paid and insurance policies are in force

•	Mitigate losses through loan modifications, short sales and other options, and manage the foreclosure and REO sale process

•	Provide other services, including customer service, cash management, documentation custody, and investor reporting
A servicer receives a contractually committed servicing fee based primarily on portfolio UPB, type and quality of asset serviced, ancillary servicer income such as late fees and NSF fees, and may in some cases receive incentive fees based on performance of the underlying portfolio.
Servicers operate under explicit agreements with loan owners called Pooling and Servicing Agreements (“PSAs”) in the case of securitizations or Servicing Agreements for whole loan investors.
The following schematic illustrates the role of a mortgage servicer:

Walter / Green Tree expertise
Walter and Green Tree are a good fit as both distinguish themselves from traditional mortgage servicing competitors.
Borrower-centric, high-touch business model

	Traditional servicers		Walter / Green Tree
Strategy	•	Traditional servicer model was constructed to process payments for performing loans and minimize costs	•	The Company focuses on high-touch servicing of loans that require significant loss mitigation and collections expertise
	•	Commoditized business driven by scale	•	Provide a differentiated, value-added service — performance driven
	•	One size fits all approach	•	Processes are adaptable to meet the needs of portfolios

Business model	•	Centralized model with typically one large call center	•	Decentralized model with 92 offices across the U.S.
	•	Standard approach with multiple hand-offs between different functional areas results in lack of personal customer knowledge	•	Customer service representatives have full ownership and accountability for accounts and develop relationships with borrowers
	•	Outsourced model sacrifices service level for reduced costs	•	All U.S. employees in local communities
	•	Understaffed for higher levels of delinquency and foreclosures	•	Staffed for credit sensitive portfolios

Collections process	•	Send series of standard letters to delinquent borrowers	•	Begin calling borrowers at first sign of delinquency
	•	Do not begin manual calls until 60 days delinquent; >200 accounts per representative	•	Begin manual calls at 15-30 days delinquent; 120-130 accounts per representative

Revenue model	•	Typically flat servicing fee of 25 bps regardless of loan status • Not compensated for taking on more labor-intensive portfolios or for better performance	•	Innovative incentive fee arrangements with clients (optimal risk-return profile for the servicer and the client)

•   Performing successful loss mitigation or repayment arrangements as well as performing REO sales, short sales or other liquidation activities

• Arrangements are typically based on either a flat $ amount per transaction or a % of the cash collected from the activity
			•	Total servicing revenues of 80-85 bps for Green Tree and 60 bps for Walter

Mortgage loan lifecycle
The mortgage lifecycle begins at loan origination with lead and sales management, loan processing, loan underwriting and loan closing, performed typically by the originating institution. Once a loan is originated, a mortgage servicer (captive or third-party servicer) then boards the loan (borrower and property information, mortgage terms, etc.) into its systems and commences billing and collecting monthly payments (principal, interest and escrow payments such as taxes and insurance) from borrowers and remits to investors. This entails multiple sub-processes such as quality control, customer service, cash management and escrow management. For sub-performing loans, the servicer also manages delinquency procedures and default management, which may include loan modification, short sales, or other loss mitigation tools, in addition to foreclosure and REO sales for investors. The mortgage loan lifecycle ends with the investor releasing the lien on the property when (a) the borrower has fully paid the loan through refinancing, sale of property, or made all scheduled payments or (b) for non-performing loans, the home underlying a delinquent loan is foreclosed and sold by the servicer with proceeds of the sale used to satisfy the loan.
The following schematic illustrates the mortgage loan lifecycle and summarizes the key revenue and expense drivers for a mortgage servicer:

Types of servicing contracts
Third-party mortgage servicers obtain new servicing portfolios through two different channels:
Servicing acquisition channels
Sub-servicing agreements
•	Enter into a contract with a third-party to provide servicing; third-party retains primary ownership of the underlying servicing

•	No upfront payment required

•	Does not create a balance sheet asset

•	Typically long-term (multi-year or life of loan) contracts with ability to terminate for a fee

•	Typically have very limited servicer advance obligations (servicer advance obligations retained by the investor or primary servicer)
Purchased mortgage servicing rights (“MSRs”)
•	MSR is recorded when a servicer purchases the rights to service a pool of loans through an upfront payment

•	MSR asset represents the net present value of expected servicing revenue net of servicing costs for the pool

•	Ownership is generally noncancelable with low risk of transfer

•	Typically creates a servicer advance obligation, although this can be negotiated with the seller

B. Competitive trends
Regulatory and structural shifts in the sector are driving business to specialty servicers. The combined company is well positioned to capitalize on sector trends.

	During the Downturn	Today	The Future
Sector trends
•    Aggressive origination and lending standards contributed to economic downturn
•    Delinquencies, foreclosures and losses grew tremendously
•    Traditional servicers couldn’t handle increased volume of problem assets
•    Credit risk owners suffered significant losses

•    High level of credit-challenged assets persist
•    Structural changes in servicing industry underway
•    Shift toward specialized servicers
•    Credit risk owners recognize the value of specialized, credit focused servicers

•    High levels of credit sensitive assets in the mortgage market expected to continue
•    Regulatory environment for servicing will continue to evolve
•    Basel III
•    AG settlement on servicing protocols
•    Servicing compensation
•    The ability to flow assets to special servicers expected to become easier and the volume of transfers expected to accelerate

Walter /Green Tree
•    Evolved manufactured housing loss mitigation strategies to first and second lien residential market
•    Increased investment in technology
•    Focused on high-touch collections and loss mitigation processes
•    Developed complementary businesses
•    Investment management
•    Asset receivables management (“ARM”)

•    Building upon relationships with existing blue chip credit risk owners
•    Differentiating performance against other servicers
•    Customizing servicing protocols to meet client specific needs
•    Robust pipeline of prospective business from existing and new clients

•    Continue to drive growth from blue chip credit risk owners
•    Expand capacity across platform
•    Develop capabilities in other high risk mortgage products
•    FHA
•    Delinquency flow servicing
•    Field Services
•    Component servicing
•    Continue to enhance compliance and control environment

Competitive Landscape
There are many players in the mortgage servicing industry employing a variety of very different business models. The competitive landscape can be grouped into the following categories:
•	Prime servicers within the largest U.S. banks that service primarily performing mortgages with a low-cost processing-oriented strategy
•	Captive servicers affiliated with originators or investors that service their own portfolio

•	Independent servicers that service portfolios for third-parties either through sub-servicing agreements or by MSR purchases

Varying types of servicers

Prime Servicers	Captive Servicers	Independent
(Large National Banks)	(Affiliates of Investment Banks)	Specialized Servicers

Service $100+ billion UPB of prime, performing mortgage originated by the largest U.S. banks	Servicers for largest investment banks’ securitizations and on-balance sheet assets	Typically service for third-parties on a fee- for-service basis

• Bank of America	• Aurora (Lehman)	• Green Tree
• Wells Fargo	• Litton (Goldman Sachs)	• American Home
• JPMorgan Chase	• SPS (Credit Suisse)	• Ocwen
• Citi	• Saxon (Morgan Stanley)	• Nationstar
• Ally Financial		• Wilshire (IBM)
• US Bank Home Mortgage		• Carrington

Not direct competitors; however, in many cases, these servicers may contract with Green Tree as a sub-servicers for certain troubled portfolios		Among the Independent Servicers, Green Tree is differentiated by its decentralized structure, specialized approach, collection-focused servicing protocol, very low level of advances and higher margins
C. Sizing the market
Loan servicing market opportunity
The U.S. residential mortgage market has approximately $10.5 trillion in loans outstanding. The large underlying market of mortgage assets requiring specialized servicing and collection presents an addressable opportunity for Walter and Green Tree.

Source:	Inside Mortgage Finance.

Due to increased delinquencies and foreclosures during the cyclical downturn in housing, credit owners are experiencing increased delinquencies and complexity of servicing, exceeding the in-house capacity or capabilities of traditional servicers. Credit owners include GSEs, large banks, securitization trusts, and monoline insurers.

Source:	Inside Mortgage Finance.
During the housing downturn, a cyclical opportunity arose as several vintages, geographies and mortgage classes experienced higher than expected delinquency and foreclosure rates. These categories include the 2005-2007 vintages, as well as limited documentation, low FICO score and high combined loan-to-value (“CLTV”) loans, subprime loans, Alt-A loans, home equity lines of credit (“HELOCs”), and other higher-risk GSE/FHA/VA conforming loans.

Source:	Inside Mortgage Finance.

Major banks are currently experiencing delinquencies of up to 9% of their holdings and GSEs 4% of their holdings.

Source:	Federal Deposit Insurance Corporation, Fannie Mae, Freddie Mac.

Note:
Banks reflect 90+ delinquencies and nonaccrual loans on closed-end first lien 1-4 family residential mortgages. Fannie Mae and Freddie Mac reflect 90+ delinquencies on loans in foreclosure on single-family loans.

Additionally, during the crisis a large quantity of mortgage loans in the market have been modified to remain current. Roughly 60% of these loans are expected to re-default, placing further pressure on mortgage credit owners. This represents an additional opportunity for specialized credit servicers.
Green Tree’s market opportunity stems from three major components:
•	$1.7 trillion of existing delinquent mortgage assets

•	Current performing mortgage loans yet to become delinquent

•	Newly originated loans expected to require specialized servicing
Troubled assets, or mortgages in delinquency or foreclosure, increased from $0.3 trillion to $1.8 trillion from 2005-2009. These troubled assets remain elevated at $1.7 trillion at the end of 2010.

Source:	Wall Street Research.

Additionally, out of the $9.2 trillion in performing loans outstanding, approximately $3.1 trillion is expected to become 30+ days delinquent in 2011 and 2012.

Source:	Wall Street Research.
In addition to existing loans outstanding, originations of new high risk loans are expected to be over $300 billion annually, and coming out of the current housing crisis, management expects a high level of homeowners will have been seriously delinquent, received a loan modification, or been through a foreclosure. All of these homeowners will be considered high-risk and will likely require specialized servicing.
Sources of new high risk loan originations include the following:
•	Under current credit parameters, 10% of conventional mortgage originations will be higher risk (FICO score < 660, LTV > 90%, or investor-owned properties)

•	70% of the $350 billion of annual FHA-insured loans originated will be high risk (LTV > 90%)

Source:	Freddie Mac Estimate of Conventional 1 — 4 Family Mortgage Originations as of 4/13/11.
Green Tree and Walter excel at servicing delinquent loans and improving performance through collections and loss mitigation. Today, there is an enormous market potential in delinquent loans and the elevated levels of loans becoming delinquent in the next several years.
In addition to the cyclical opportunity outlined above, lessons learned in the housing downturn are leading to a secular shift in the market as credit risk owners and other key constituents (regulators, rating agencies) demand permanent specialized servicing strategies for higher risk loans.
Traditional servicers, utilizing standard automated payment processing techniques, have been unable to effectively service increased balances of delinquent loans, leading to elevated losses for mortgage credit owners. This has reinforced to credit risk owners the need to service troubled 1st and 2nd lien mortgage assets with high-touch strategies offered by third-party specialized servicers and collectors.
In addition to its primary focus as a mortgage servicer, Green Tree is highly skilled at servicing multiple asset classes and has opportunistically serviced different asset classes in various market cycles.

5. Walter overview

5. Walter overview
Walter Investment Management Corp., together with its consolidated subsidiaries, is an asset manager, mortgage portfolio owner and mortgage servicer specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets primarily in the southeastern United States.
Walter was established in 1958 as the financing arm of Walter Energy; the financing business originated and purchased residential loans for customers of Jim Walter Homes (“JWH”), an on-your-lot homebuilder, and serviced these residential loans to maturity. In April 2009, Walter was spun out from Walter Energy and became a publicly traded Real Estate Investment Trust (“REIT”) through a reverse merger with Hanover Capital (“Hanover”). Walter is listed on the NYSE Amex under the ticker WAC.
In 2010, Walter began acquiring pools of residential loans from third parties. As of March 31, 2011, Walter had residential loans of $1.8 billion. Residential loans are held for investment and consist primarily of residential loans held in securitization trusts, as well as a limited amount of unencumbered residential loans. Historically, Walter has funded its residential mortgage loans through non-recourse securitizations that are consolidated on its balance sheet for accounting purposes. The company’s only continued involvement with the residential loans held in securitization trusts is retaining all of the beneficial interests in the securitization trusts and servicing the residential loans collateralizing the mortgage-backed debt.
As of March 31, 2011, Walter had eleven separate non-recourse securitizations outstanding, with an aggregate of $1.3 billion of outstanding debt, which fund residential loans and REO with a principal balance of $1.7 billion. All of the company’s debt is non-recourse and not cross-collateralized and, therefore, must be satisfied exclusively from the proceeds of the residential loans and REO held in each securitization trust.
In November 2010, Walter acquired Marix, a “high-touch” specialty mortgage servicer. Based in Phoenix, Arizona, Marix is focused on default management, borrower outreach, loss mitigation, liquidation strategies and component and specialty servicing.
Through the years, the Company has developed a highly effective loan sourcing and transaction process, operating in conjunction with a high-touch relationship based servicing platform with field servicing representatives in 70 offices across 14 states. Going forward, Walter will discontinue its portfolio acquisition program and its portfolio of residential loans will run off over time. The combined company will focus its efforts on Green Tree’s asset-light, fee-based servicing opportunities, where it believes the risk-reward proposition is most attractive. While Walter has been a very successful owner and servicer of credit sensitive assets, the Green Tree opportunity offers comparable returns and superior growth prospects without the associated credit risk.
A. Drivers of profitability
Walter’s objective is to earn attractive risk-adjusted returns for its stockholders. Walter seeks to achieve this objective through maximizing income resulting from the spread between the interest income the company earns on its existing residential loan portfolio and the interest expense it pays on its borrowings, or its net interest income. Walter believes the acquisition of Marix will help the company achieve these long-term goals by allowing the company to more effectively pursue fee based servicing opportunities for mortgages owned by others. In addition to originating, purchasing and servicing residential loans, Walter also provides property insurance for homeowners.

Walter drivers of profitability
B. Asset management
Walter’s portfolio of mortgage loans continues to perform extremely well, generating stable cash flows benefiting from the performance produced by its field servicing approach, which has delivered low default rates and high and stable recovery rates on defaulted loans over an extended time period including the recent downturn. Walter’s portfolio consists almost entirely of high coupon, fixed rate mortgages match funded with low-cost, non-recourse borrowings generating a net interest margin of 5.12% in 2010. Walter’s portfolio is extremely seasoned, with a weighted average seasoning of 85.6 months and a low and predictable disappearance rate — 7.8% in 2009 and 6.4% in 2010.
As shown below, Walter has experienced default rates and recovery rates in a relatively narrow band, even during the recent downturn. Walter has utilized its field servicing platform very effectively to improve the performance of acquired pools over that time frame.

(1)	In order to provide comparability between periods presented, certain amounts have been reclassified from the previously reported results to conform to the current presentation.

(1)	Represents recovery rates on REO sales.
The characteristics of Walter’s owned portfolio have contributed to their strong performance and cash flow. 98% of Walter’s residential loans are comprised of fixed rate mortgages secured by owner-occupied, single-family homes. As illustrated by its geographic concentration, Walter’s portfolio is made up of seasoned residential loans located outside major markets less affected by home price volatility.

(1)	Other consists of loans in 40 states, individually representing a concentration of less than 5%.
95% of Walter’s portfolio is current, with only 3% 90+ days delinquent. Walter’s residential loan portfolio is also well-seasoned with 48% of loans originated in 2004 and earlier.

(1)
Accounts in bankruptcy paying in accordance with their plan are considered current. Delinquency status as of March 31, 2011. Expressed as a percentage of principal balance of residential loans outstanding as of March 31, 2011.

Walter’s debt is match funded with no refinancing or liquidity risk. 95% of the company’s debt is rated investment grade by S&P and 77% by Moody’s.

Note: Moody’s data includes only bonds that have been rated by Moody’s.
C. Loan servicing
Walter Investment has developed and retained a force of 125 highly experienced field servicing professionals with a deeply ingrained understanding of the customer base and experience through previous housing cycles.
Walter’s strong servicing relationships and regular interaction with borrowers allow for strong portfolio performance and low loss rates. Walter employs a customized approach to delinquency management:
•	High-touch, long-term relationship based approach primarily aimed at keeping customers in their homes

•	Field servicing representatives develop extensive knowledge of individual customers’ financial situations and local real estate markets

•	Local field-servicing representatives are involved in virtually all aspects of the servicing and loss mitigation functions

•	Field-servicing representatives focus on accounts that will be 30+ days delinquent at month end if not collected

•	Strong sense of ownership/accountability for accounts by servicing personnel

•	Call center is a support function, allowing field representatives to perform more “on-the-ground” functions

Illustrative servicing contact rate

Number of accounts	33,000
Number of accounts with contact attempts	13,000	or	40% of all accounts
Number of contact attempts	70,000	or	5.4 attempts per account
Number of accounts visited at their home	2,800	or	9% of all accounts
Number of home visits	4,800	or	1.7 visits per account
Accounts successfully resolved at month end	12,400	or	95% success rate
Number of delinquent accounts at month end (ex. BK, FIP)	600	or	1.8% of all accounts
Delinquent accounts without a successful contact attempt	50	or	0.14% of all accounts
Walter’s portfolio performance has been significantly better than that of the subprime mortgage market, with default rates which have been consistently lower than industry averages. Walter’s effective high-touch servicing has translated into reduced losses and increased profitability for Walter and third-party clients.
Source: Mortgage Bankers Association.

(1)
Delinquencies are derived from a voluntary survey by the Mortgage Bankers Association (MBA) of over 120 mortgage lenders, including mortgage banks, commercial banks, thrifts, savings and loan associations, subservicers, and life insurance companies. Delinquency rate is derived by combining the MBA delinquency rate for subprime loans plus subprime foreclosure starts. MBA delinquency rate considers all accounts in bankruptcy to be delinquent. Results for March 31, 2011 have not yet been released by the MBA.

(2)
Walter (industry) calculation considers all accounts in bankruptcy to be delinquent. Walter (internal) calculation ages accounts in bankruptcy based upon payment status in accordance with their bankruptcy plan.

6. Green Tree overview

6. Green Tree overview
A. Green Tree history
Over a 30-year period, Green Tree has evolved from an originator and servicer of MH, residential and consumer loans to a diversified solutions provider to owners of credit-sensitive assets.
Green Tree has over 30 years of experience servicing credit-sensitive consumer loans and depreciating assets. Founded in 1975, Green Tree Financial Corporation was later acquired by Conseco Inc. in June 1998. Green Tree Financial Corporation was focused on originating and servicing MH loans, consumer loans and 1st and 2nd lien residential mortgages.
Following Conseco’s bankruptcy in December 2002, an investor group led by Fortress Investment Group and Cerberus Capital Management purchased certain assets of the former Green Tree Financial Corporation. The buyers were able to substantially increase servicing fees and move the fees to be the most senior of all cash flows. The business model focused on generating cash flows from leveraging Green Tree’s balance sheet to purchase whole loans and securities and primarily managing the business as a “run-off” of existing servicing contracts for MH loans.

Business Evolution Implemented by Management and Centerbridge
Centerbridge and management acquired Green Tree with an investment thesis that Green Tree’s core competency in loan servicing and cash collections for MH loans and credit-sensitive home equity loans would be in increasingly higher demand by third-party owners (e.g., GSEs, large commercial banks, monoline insurers, hedge funds, regional banks, etc.) of other credit-sensitive assets. Since the acquisition, Centerbridge and Management have evolved Green Tree’s business via a strategic plan for growing Green Tree into an asset-light fee-for-service provider to third parties. As part of this evolution, Green Tree has improved its operational and financial stability, built new complementary businesses and dramatically reduced recourse leverage.
Business strategy
Centerbridge and Management have succeeded in building a business growth strategy that executes on the investment thesis of being the leading third-party servicer for clients with credit-sensitive assets while maximizing revenue per customer by offering complementary fee-based services.

Strategic initiatives have included:
•	Growing Green Tree’s core servicing revenue by concentrating on the credit owner where portfolio performance drives servicing placement decisions

•	Maintaining consistent Insurance Agency revenue through penetration of new MH and non-MH servicing portfolios

•	Expanding ARM to capture independent contingency fee contracts with third parties, in addition to the flow from the loan servicing portfolio

•	Increasing Investment Management assets under management through deployment of the SerVertis Fund and raising follow-on third-party investment funds

•	Developing fee-for-service Third-Party Originations as a “tack-on” product for existing servicing accounts
Key growth areas:
•	Loan servicing
•	Build on foundation of servicing excellence

•	Diversification through expansion into servicing other loan types and asset classes

•	Added $30.6 billion UPB servicing volume from 2008 through 3/31/11

•	Grow ARM product by adding “stand alone” clients and expanding product array

•	43% CAGR in notional balance of deficiency portfolio from 2008 to March 2011
•	Insurance agency
•	Insurance Agency benefiting from growth in 1st lien mortgages

•	Average premium per policy for the Insurance Agency has posted a 7% CAGR from 2008 to March 2011
•	Created new business lines
•	Investment Management established in 2008; co-manager of $1.4 billion mortgage fund

•	Fee-based Originations business established in 2009

•	Through March 2011, $980 million of capital deployed through 12 whole loan transactions, acquiring $1.9 billion of UPB
Technology leader with proprietary systems
Green Tree has the requisite servicing protocols, technology, management expertise and financial resources to partner with clients to manage risk and enhance performance of a broad range of credit sensitive assets.
Fully integrated enterprise workflow technology seamlessly integrates servicing, collections, legal tracking and default management activities optimizing employee performance.

Strong independent controls and monitoring
Independent controls and monitoring are critical to Green Tree’s success and to ensure compliance with legal and regulatory requirements. Green Tree has in place all the necessary independent controls and processes to mitigate risk.
In addition to the company’s internal processes, Green Tree is audited by the states regulators it does business in and clients perform continued operational reviews.

B.	Business development
The Business Development team at Green Tree is primarily responsible for sourcing new relationships. They work with senior management to leverage their deep industry relationships with GSEs and major financial institutions to gain new business and explore opportunities to expand existing relationships. Green Tree obtains new servicing portfolios from:
•
New servicing customers: Commercial banks, investment banks, monoline insurers, and securitization trustees are actively seeking to place portfolios with new specialized servicers as traditional processing-oriented mortgage servicers remain overwhelmed by the volume of defaults and are ill-equipped to maximize the value of credit-sensitive assets

•
Existing servicing customers: Green Tree provides services to a diversified, blue chip customer base that includes GSEs, national and regional banks, major monolines and over 200 securitization trusts. Repeat business generation is a focus of Green Tree and several of its largest customers have provided multiple servicing portfolios

•	Opportunistic acquisitions: Green Tree will opportunistically seek to acquire servicing platforms, such as the Origen and Irwin acquisitions completed in July 2008 and April 2009, respectively

•	Investment management business: Acquisitions of loan portfolios by the Investment Management business through their SerVertis Fund, for which Green Tree performs all servicing

•	Secondary markets: Green Tree’s Investment Management business provides access to secondary market opportunities to acquire MSRs or sub-servicing contracts

Since early 2008, Green Tree has transferred $30.6 billion of servicing portfolios from a diverse range of customers, contracts and servicing assets including the first MSR transaction sold by the FDIC and roll-ups from financial institutions re-organizing/exiting the sector (Irwin, Origin, BankUnited).
Servicing contract diligence process
The following flow chart outlines the standard process and procedures for managing and executing the acquisition of new servicing. The sourcing and execution of a servicing portfolio is primarily driven by parameters established to meet Green Tree’s strategic objectives, while ensuring consistency and detailed assessment of the risks and potential upside. The evaluation and diligence of a servicing portfolio is a multifunctional task leveraging Green Tree’s expertise across business units. The following flow chart illustrates the acquisition process.

Green Tree’s new servicing business profitability
Green Tree’s legacy portfolio primarily consists of securitized manufactured housing loans which provide a consistent profitable base to build from. Green Tree continues to grow its core servicing revenue by winning servicing business from new and existing clients and boarding non-MH servicing portfolios. In March 2011, revenue from new business (boarded 2008 and later) exceeded revenue from legacy business (boarded pre-2008).
Revenue split

Green Tree has a strong and growing pipeline as demonstrated by the indicative opportunities below:

(1)	New business is subject to completion of contractual commitments and is not guaranteed.

C.	Loan servicing
As of March 31, 2011, Green Tree serviced a $36.6 billion loan portfolio consisting of approximately 738,440 loans and is one of the largest independent servicers. Green Tree performs servicing primarily on behalf of third-parties, including securitization trusts and whole loan investors. Green Tree is an approved GSE third-party servicer. Green Tree is the largest servicer of manufactured housing loans in the U.S. Green Tree services a wide range of consumer assets including traditional 1st lien mortgages, home equity and other consumer installment loans.
Green Tree is licensed or exempt from licensing in the 48 contiguous states and the servicing platform is rated by Moody’s, S&P and Fitch. It is also one of the few servicers to receive servicer rating upgrades in the past year.
The loan servicing business is split between two core products:
•	Third party loan servicing on open / active accounts

•	Asset receivables management on charge-off / deficiency balances
Key drivers of earnings growth include:
•	Adding profitable portfolio growth

•	Spreading fixed costs over broader base

•	Earning incremental ancillary/incentive revenues
Third-party loan servicing
Product overview
Green Tree’s core product is fee-for-service third party mortgage loan servicing with a focus on portfolio owners that retain credit risk on their balance sheet. Its current manufactured housing legacy book provides a stable, profitable base of recurring revenue. Green Tree is a best-in-class servicer with delinquency rates amongst the lowest in the industry for comparable asset classes. Green Tree employs a decentralized, “high touch”, borrower-centric servicing model and is an approved servicer for FNMA, FHLMC and the government’s HAMP program. Green Tree is a highly rated mortgage servicing platform evaluated by Moody’s, S&P and Fitch.

Key revenue drivers
Green Tree’s third-party loan servicing produces long-dated, stable, predictable, contractual fee-based revenues.
Key revenue drivers include:
•	Servicing fees: Generally based on a percentage of underlying loan UPB and varies by asset class
•	Contractual fees are recurring and predictable

•	Incentive fees earned based on performance of loan pools

•	Majority are senior in priority and no risk of non-payment
•	Other fees: Late fees, NSF fees, loan modification fees, and other ancillary fees

•	Size of servicing portfolio: Primary driver of segment revenue
•	Margins have remained consistent

•	New business boarded more than offsets portfolio run-off

•	Green Tree has demonstrated a superior track record over the past three years boarding $31 billion of UPB
Profitability
Since 2008, Green Tree has boarded $30.6 billion of new servicing portfolios and further diversified its customer base to include national and regional banks, GSEs, other investors and over 200 securitization trusts. The following charts show the current diversification of Green Tree’s servicing portfolio.
Green Tree’s new business added since 2008 is profitable with strong revenues and margins. The chart below demonstrates that on a per loan basis, the 1st and 2nd lien product types are more profitable than the core manufactured housing legacy portfolio.

Profit per loan

Product type	Revenues	Net income

Government 1st lien	$960	$553
Non-Government 1st lien	1,139	727
Other - 2nd lien	450	205
Manufactured housing	461	206

Note:	For the three months ended 3/31/11 annualized.
Green Tree’s diversified portfolio (as of 3/31/11)

	Manufactured Housing		Residential
	Chattel	Land home	1st lien	2nd lien	Other	Total
UPB ($bn)	$9.47	$3.75	$13.09	$10.23	$0.04	$36.59
% of Total UPB	25.9%	10.3%	35.8%	28.0%	0.1%	100.0%
Count	352,595	68,393	86,915	226,819	3,718	738,440
Average balance ($)	$26,870	$54,897	$150,634	$45,095	$10,918	$49,551
Weighted average coupon	9.58%	8.07%	6.22%	8.49%	10.74%	7.92%
Weighted average maturity (mo.)	135	187	270	156	55	194
Age (mo.)	143	143	57	54	143	88
Loan-to-value	94%	78%	92%	100%	87%	93%
Current FICO	644	642	675	704	688	672
Top five states

TX	13.7%	NC	14.4%	CA	16.7%	CA	19.8%	CA	16.5%	CA	13.3%
GA	8.2%	FL	9.2%	FL	15.3%	FL	5.0%	TX	13.6%	FL	9.1%
NC	7.8%	GA	6.7%	IL	7.6%	VA	4.9%	FL	9.3%	TX	6.7%
AL	7.6%	SC	5.3%	MD	5.5%	TX	4.3%	AZ	5.1%	GA	4.9%
SC	6.9%	TN	4.5%	VA	5.0%	CO	4.1%	WA	4.2%	NC	4.7%
Unique servicing model
Green Tree has a unique decentralized, borrower-centric servicing approach ideally suited to maximize value and cash collections of credit-sensitive assets. The highly flexible model allows for maximum customization to meet individual customer requirements, and is further differentiated through providing personal contact at critical customer touch points.
Green Tree’s servicing strategy is a high-touch, life of loan approach that focuses on life of loan accountability, early intervention and triage, and loss mitigation. This approach facilitates strong relationships with borrowers, higher customer satisfaction and greater employee accountability and ultimately produces superior portfolio performance.

Adaptable servicing processes

1	Life of loan accountability	• Collectors remain permanently assigned to 30+ delinquent borrowers to ensure relationship continuity and accountability

• Green Tree takes a life of loan approach compared to most specialized servicers that board loans once they become delinquent

•   In this process, the collector does not hand off the loan at different delinquency stages, bankruptcy or foreclosure. Rather, a loss mitigation, foreclosure or bankruptcy specialist partners with the assigned collector to address legal or more specialized processes, keeping such accounts with the designated collectors and included in their performance numbers

2	Early intervention and triage	• Manual collection/workout begins when the loan is 30 days delinquent • Full complement of evaluation data collected

• Borrower situation and desire to stay in the home

• Capacity: obtain income (verbal form 1003) and fresh credit bureau

• Collateral

• BPO ordered as early as 30 days delinquent dependent upon servicing protocols

• Field visits for no contact delinquent accounts

• Lien search and credit bureau results mined (presence of junior liens)

3	Loss mitigation
•   Green Tree has significantly increased its loss mitigation activities, head count and the complexity of its actions. Since January 2009, Green Tree has completed 59,901 loss mitigation and foreclosure avoidance actions, including deferrals/extensions, short- and long-term modifications, principal-reduction modifications, short sales/deeds-in-lieu/settlements and HAMP modifications

The decentralized approach, executed through 31 servicing offices across the U.S. and 1,505 employees dedicated to loan servicing, has proven successful based on performance improvements of portfolios post-boarding, and has created substantial value for loan investors by reducing delinquencies and defaults. The decentralized regional office structure allows Green Tree to:
•	Manage and seamlessly add capacity

•	Provide flexibility to customize and specialize the servicing approach to specific client requirements

•	Be in closer proximity to borrowers so as not to rely on outsourced vendors

•	Maximize borrower contact rates and make periodic collateral inspections

•	Ability to recruit, hire and train the best talent from 31 regional locations across the country instead of being dependent on 1-2 labor markets
High-touch, life of loan approach
Green Tree’s high-touch, borrower-centric approach provides several advantages over traditional servicers, whose business strategies have left them under-equipped and overwhelmed by the volume of mortgage defaults, and unable to maximize cash flows and asset values of serviced portfolios. Traditional default servicing practices are structured to minimize servicing cost and are biased toward foreclosure, as opposed to modifications or other solutions, through a standardized approach with multiple handoffs throughout the process. The standard approach has led to delayed interventions, higher default rates and higher loss severities.

Green Tree, in contrast, deploys a borrower-centric approach. An important theme that encompasses Green Tree’s servicing philosophy is frequent contact. Frequent contact by phone or in person breeds familiarity, trust, and a comprehensive understanding of each borrower’s financial position and concerns.
The following table illustrates some of the differences between the Green Tree approach versus that of traditional servicers:
Differentiated High-Touch, Life of Loan Collection Process

	Traditional servicer	Green Tree	The Green Tree advantage
Platform

Collections strategy	• Lack of personalization • Rigid, standard approach • Multiple hand-offs to different customer agents	• Permanent representative assignment • Representatives have full ownership and accountability for accounts	• Direct borrower contact with one account representative facilitates relationship with servicer

Technology	• Limited flexibility for clients	• Customize servicing protocols to client needs	• Provides servicing protocols custom-designed for each client • Enhances ability to grow servicing portfolio to include new clients with different objectives, strategies and asset types

Loan status

0–30 day delinquent loans	• Letter sent to borrower	• Accounts scored based on behavioral models • Letter sent to low-risk borrowers and dialer calls to high-risk borrowers	• Green Tree is proactive in establishing contact with borrower as soon as indications of delinquency emerge • Early stage focus to identify issues preemptively, enabling early resolution

31–60 day delinquent loans	• Automated dialer calls (~1,500 accounts per representative)	• Manual calls (<150 accounts per representative)
•   Green Tree assigns representatives to set groups of loans at this stage through payoff, which facilitates strong relationships with borrowers
•   Green Tree representatives handle fewer loans and thereby are able to establish relationships with borrowers

60–90 day delinquent loans	• Manual calls (>200 accounts per representative)	• Manual calls • Field visits begin	• Field visits help establish contact with borrowers and opportunity to inspect collateral

No Contact with Borrower	• Passive skip tracing techniques to locate borrower whereabouts	• Internal and sourced field representatives do “field calls”	• Green Tree is proactive in trying to establish contact with “no contact” borrowers

Collateral Inspection	• Outsourced vendor conducts “drive by”	• Use internal and sourced field representatives compensated based on performance	• Representatives with “skin in the game” help facilitate accurate collateral appraisal
Internally developed credit models and systems
Behavior models are a key, proprietary differentiator of Green Tree’s collections effort. Green Tree’s models use predictive analytics to identify and target pools of high-risk accounts using a proprietary loan database of 1.6 million accounts and predictors such as historical delinquencies, loan attributes and refreshed credit bureau attributes.

Based on the modeling, accounts are graded and specific collections actions are assigned. The advantage of these early-detection systems is in addressing financial hardship much earlier in the delinquency cycle, improving loss mitigation. Efficiency is also driven from early detection as minimal efforts are exerted on low risk accounts, lowering overall expenses.
The servicing application also houses a dynamic database enabling representatives to access loan documents, billing statements, inbound correspondence, and even loan modification documents and payments. Additionally, the centralized database also automates foreclosure recovery analysis and informs the final decision on foreclosure.
Green Tree’s internal statistical model approach

Modeling process / approach
•   Green Tree has internal resources dedicated to continually enhancing and building statistical models to support Front End collection efforts
•   Key driver for collection efforts are One Cycle Behavior Models

• Credit scorecards that predict the likelihood of 1-29 days past due accounts rolling to 30-59 days past due bucket next month
• Asset type, performing and non-performing specific models have been developed since 1995 using actual Green Tree performance and industry performance through loan performance or other data
• Scorecards are continually validated to ensure economic issues and trends are maintained to produce positive portfolio performance
• New loan transfers / conversions are put through like-kind asset type and performance models to achieve maximum results immediately
• Key predictors include: historical delinquency, master file / loan attributes, refreshed credit bureau attributes obtained every 120 days
• One Cycle models feed Collection Strategies
• Based on model score, accounts are placed into grades from A (lowest risk of rolling to 30 day bucket) to F (highest risk of rolling to 30 day bucket)
• Based on grade, specific collections actions are assigned
• Strategies / Grades feed Aspect call routing
• Low risk accounts are called at later days past due
• High risk accounts are called at earlier days past due
• Monthly reporting of scorecards and strategies in place to indentify any issues quickly
Statistical benefit to Green Tree approach
•   Champion / Challenger approach allows for constant improvements to strategies and treatments
•   Varying strategies tested head-to-head, superior strategy becomes Champion and new Challenger developed for further testing
•   Grading accounts based on risk provides maximum results and keeps expenses minimized

• Minimal efforts exerted on low risk accounts that are very likely to cure without treatment
• Maximum efforts exerted on high risk accounts
Loss mitigation
Green Tree’s loss mitigation discussions start at 30 days past due or possibly earlier with certain programs, with 855 collectors/loss mitigators and managers nationwide available to assist customers. Green Tree’s collectors average three years at Green Tree and nine years in the industry while managers average seven years at Green Tree and 17 in the industry. To ensure that collectors and managers are continuously learning best practices and current regulatory/legal requirements, they undergo an average of 46 hours of training per year.

Home Affordability Modification Program (“HAMP”)
Green Tree was one of the earliest servicer participants in HAMP. HAMP modifications provide an additional method by which Green Tree can mitigate losses and keep borrowers in their homes. Green Tree’s current Program Participation Cap is $147.1 million and is adjusted quarterly.
Through March 31, 2011 Green Tree’s HAMP results were:
•	Green Tree has contacted approximately 54,952 GSE and non-GSE customers either through solicitation letters or phone conversations

•	Of the inquiries made, 9,854 borrowers were sent a trial package to consider. Green Tree has made 5,175 permanent modifications
Best-in-class servicing performance
Applying intensive and continuous loss mitigation strategies throughout the servicing process is a core attribute of Green Tree’s standard of care for borrowers and clients. Green Tree’s servicing expertise and focus on re-performing outcomes has reduced credit impairments and losses to loan investors.
The table below demonstrates the impact Green Tree’s servicing protocols have on decreasing the percentage of non-performing loans within client’s pool of loans post transfer. These results have been achieved despite each pool being on a liquidating basis in a highly distressed mortgage market with high unemployment levels.

Performance of loans post integration
($ in millions)

Portfolio	UPB	Period	Then (30+ DQ)	Now (30+ DQ)
Five largest client conversions
Client 1	$7,942	11/09 to 4/11	18.3%	9.9%
Client 2	2,404	11/08 to 4/11	9.4%	7.0%
Client 3	1,579	7/09 to 4/11	8.5%	5.4%
Client 4	1,547	5/09 to 4/11	10.0%	4.5%
Client 5	1,558	7/08 to 4/11	3.1%	1.9%
Green Tree’s unique servicing capabilities significantly improve performance of mortgage assets. Green Tree has demonstrated the ability to reduce delinquencies on transferred portfolios in a short period of time post-boarding, thus creating significant value for the owners and investors of mortgage assets. Whenever possible, Green Tree will seek to implement a “Champion/Challenger” approach to servicing which further solidifies Green Tree’s performance improvement post-boarding. In the “Champion/Challenger” model, Green Tree benchmarks a specific client’s acquired servicing portfolio against a similar portfolio internally serviced by the client or another party.
Green Tree’s servicing strategies have had a significant positive performance on defaults on investors’ mortgage pools. The chart below shows a $1.8 billion 2nd lien pool boarded in November 2008. Green Tree adds ‘value’ by executing its servicing strategies on clients’ pools. Each percentage point of improvement results in approximately $33 million of savings to the customer, with LTD savings of $106 million and projected lifetime savings of $128 million.
The charts below shows illustrative credit saves on a $7.9 billion conforming first lien residential pool boarded in November 2009. Client estimates credit loss savings of over $172 million versus benchmark pool as of February 2011. The dollar savings are materials and have driven Green Tree to receive repeat business from existing clients.

Key additional revenue stream: Incentive fees
Incentive fees are a growing source of Green Tree’s revenue. Green Tree has incentive fee arrangements associated with a significant percentage of its servicing relationships. These fee arrangements are summarized below:
•
Perform certain activities: The most common of these are successful loss mitigation or repayment arrangements as well as performing REO sales, short sales, or other liquidation activities. These fee arrangements are typically based on either a flat dollar amount per transaction performed or a percent of the cash collected from the activity

•
Reduce delinquency and/or credit losses vs. a hold out sample: Arrangement where Green Tree earns fees based on better credit (delinquency and/or credit losses) performance vs. a sample of loans retained by the current servicer/owner. Typically there are thresholds that must be reached before any fees are earned. Both the owner and Green Tree benefit as the owner realizes better performance while Green Tree realizes higher revenue. The incentives are tiered such that Green Tree realizes a higher incentive fee rate as the benefit to the owner hits higher thresholds

•
Reduce delinquency and/or credit losses vs. a synthetic pool: Arrangement where Green Tree earns fees based on better credit (delinquency and/or credit losses) performance vs. a pool of loans serviced by other “unknown” servicers. The loans in the synthetic pool are matched to the subject pool based on attributes such as delinquency make up, average balance, interest rate, location, loan type, purpose, etc. The performance of this pool is tracked and results compared to the subject pool. Typically there are thresholds that must be reached before any fees are earned. It is assumed that the owner realizes better performance when Green Tree outperforms the synthetic pool of like loans. Green Tree has two types of comparison pool relationships: 1) considers only historical performance to determine the benefit and 2) incorporates both historical as well as projected performance to determine the overall expected benefit. The incentives are tiered such that Green Tree realizes a higher incentive fee rate as the benefit to the owner hits higher thresholds

•
Metrics based arrangement where Green Tree earns fees as certain benchmarks are maintained or exceeded: Such benchmarks include loss severity rates, maximum levels of loss mitigation, delinquency levels, and inventory turn rates

Limited servicer advance requirements
Green Tree’s servicer advance obligations vary based on type of contract (MSR vs. sub-servicing), type of asset serviced (MH, 1st lien, etc.) as well as based on terms of the specific PSA. Only a small portion of the MH portfolio serviced by Green Tree has a P&I advance requirement. Additionally, Green Tree can stop new advances on a loan at any time it deems advances to be non-recoverable at liquidation. Timelines from delinquency to liquidation are significantly shorter for MH than other types of collateral, thus reducing the overall servicer advance requirement. The chart below highlights the servicer advance trend over the past two years:
Green Tree’s experience moderating servicer advance exposure is in stark contrast to the rest of the industry. Green Tree management has successfully limited the advance requirements it assumes on new servicing portfolios. On the majority of portfolios acquired over the last two years, Green Tree receives advance reimbursement within 30 days.
Licensing and servicer ratings
Green Tree has obtained licensing and approvals allowing it to maximize the size of its target market:
•	Licensed or exempt from licensing in the 48 contiguous states

•	Approved Fannie Mae third-party special servicer

•	Green Tree’s servicing platform is rated by Moody’s, S&P and Fitch, and Green Tree is one of few servicers to receive upgrades in the past year
Green Tree ratings overview

Ratings agency	Category	Rating
Fitch	Special Servicer / Sub-prime	RPS2+ (upgraded 11/10)
Fitch	HLTV / Second lien / HELOC (New)	RPS2 (affirmed (11/10)
Moody’s	Sub-prime and Second liens	SQ2- (upgraded 1/10)
Moody’s	Manufactured housing	SQ2 (affirmed 1/10)
Standard & Poor’s	Sub-prime / HLTV / Special servicer	Above average — Select servicer (upgraded 1/10)

Asset receivables management
Product overview
Established in 2004 and located in Tempe, AZ and Cleveland, OH with 110 employees, the ARM product involves pursuing collection of deficiency balances that result when the loan balance exceeds proceeds from liquidating the collateral on a defaulted loan contract, or, in certain instances, when a loan is charged off. Green Tree is engaged by securitization trusts and other third party investors to pursue, where permitted by law, the collection of these deficiency balances on a contingency fee basis. For the year ending December 31, 2010, this product generated revenue of $30.1 million.
Due to the large growth opportunity that exists in this product, Green Tree began to increase its focus on the ARM product in 2010 by hiring senior management, opening a new service center in Cleveland and implementing a business development strategy to add new clients. Green Tree managed an ARM portfolio of $7.8 billion (200,000 customers) as of March 31, 2011, an increase of 16% from December 31, 2009. The portion of gross collections retained by Green Tree from third-party collections ranges from 20%—40% of cash collected. As illustrated below, the product is growing rapidly due to the large flow of new assets it has sourced recently. The business requires minimal capital or credit risk exposure given it typically does not own the underlying collateral.
Key revenue drivers include:
•	Fee based on percentage of cash collections from charged-off receivable balances (typically 20-40% of cash collections)

•	Growth of industry-wide charge-offs

•	Ability to enter new asset classes
Rapidly growing product
Margins in the ARM product are high due to the structure of the contingency fees which allows Green Tree to manage its expenses and staffing levels in proportion to expected revenue streams.

The ARM product is complementary to Green Tree’s third-party loan servicing product. The success of the product is reliant on strong customer relationships, managing expenses and controlling risk along all lines of compliance. New portfolios have historically been sourced through existing servicing relationships, whereby the asset is collected throughout the loan life cycle without system conversions or data transfer concerns, creating a seamless process. Green Tree recently started focusing on stand-alone relationships in which ARM efforts are undertaken for loans where Green Tree is not the primary servicer. Green Tree’s experience has been that new business is awarded based on collection results, service and adherence to compliance procedures. Green Tree expects the market opportunity for ARM to continue to grow due to elevated mortgage default rates and the decline in home prices. The increasing market supply creates a counter-cyclical opportunity to expand ARM. Green Tree recently entered into a contractual relationship with two large national banks to receive monthly flow of charged off mortgage products. In addition, Green Tree just recently executed a servicing agreement with a large hedge fund that focuses their investment strategy on this asset class.
Product distribution
Opportunities exist to expand the product into other asset classes to take advantage of existing infrastructure. The majority of the collections today are sourced by internal collectors (48%) or via short sale transactions (31%). Green Tree expects that trend to continue over the immediate future but revert to the margin percentage of internal collections over time.

Business process
Green Tree employs a multi-pronged collections strategy using both internal and external approaches driven by a score- and product-driven model. A schematic outlining the key processes and strategies is below:

D. Insurance agency
Business overview
Insurance Agency is licensed nationwide to sell and service primarily property and casualty (“P&C”) insurance products on behalf of third-party insurance carriers. Insurance Agency acts as an agent and does not underwrite the products nor adjudicate claims.
Established in 1975 initially to fulfill the lender-placed insurance needs of the related Loan Servicing business, Insurance Agency eventually widened its offering to include voluntary products, with an emphasis on manufactured homeowners’ insurance. Utilizing the affiliate relationship with the Loan Servicing customers, and years of successful marketing and cross-selling, Insurance Agency has achieved a 23.2% penetration of voluntary homeowners insurance on the MH serviced portfolio as of March 2011.
As typical for the industry, owners of serviced loans and securitization trusts require borrowers to maintain insurance coverage protecting the collateral securing the loan. In the event the borrower fails to maintain the required insurance coverage, it is the responsibility of the servicer to purchase adequate coverage on the borrowers’ behalf. This lender-placed coverage is purchased exclusively through Insurance Agency, and penetrations of this coverage as of March 2011 were 23.3% on MH and 8.9% on 1st lien residential serviced portfolios.
Product offering
Insurance agency product offering overview

	Product	Description
Primary products	Voluntary Homeowners Insurance	• •	Primarily written for Manufactured Housing today Typically 3-year policies
		•	Includes liability, accidental loss and flood insurance

	Lender Placed Homeowners Insurance (FP)	•	“Force-placed” coverage by lender in event customer does not voluntarily carry homeowners insurance
		•	Protects 1st lien holder and is based upon the principal balance of the loan
		•	Required by the pooling and servicing agreement that services trade

Ancillary products	Life / Accidental Death	•	Decreasing term life insurance with monthly premium payment
		•	Designed to pay an outstanding debt (i.e., mortgage balance) in the event of a borrower’s death

	Warranty / Service Contracts	•	Covers the various systems of the home: plumbing and electrical systems, central heating and air conditioning as well as original appliances included in the home after the manufacturer’s warranty expires

Other	Monthly Service Fees	•	Service fees for customers electing monthly payment plan

Key business drivers
The ability to solicit the existing MH and residential portfolio customers coupled with the high penetration rates and retention associated with renewals of existing policies provide stable, predictable revenue streams with a low expense base and minimal capital expenditures.
Key drivers of the segment’s performance are:
•	Size of the servicing portfolio

•	Penetration rate

•	Average premium and commission rates
The segment generated net written premiums of over $146 million in 2010. As a licensed agent to our carriers, Insurance agency receives commissions as a percentage of net written premiums, as well as ancillary revenues from selling other insurance products, service and billing fees, and warranty and service contracts. There is no credit risk and virtually no collection risk on insurance premiums as collections will be either from customers or from the securitization trust in cases of borrower default.
As one of the largest writers of MH personal lines in the U.S., Insurance Agency has been able to negotiate favorable payment terms with insurance carriers. This has allowed Green Tree to pay the carriers based on a monthly payment schedule that mirrors customer billing for premiums (referred to as “pay-as-you-go”). A large majority of Green Tree’s business has been transitioned to this pay-as-you-go agreement.
Customers are billed in equal installments, including servicing fees, throughout the policy term. Customers benefit from:
•	High quality products tailored to their needs

•	Flood coverage, which is included with the typical P&C coverage for MH

•	Rates which can be locked in for up to three years

•	Direct billing of premiums on the customer’s monthly mortgage statement

Carriers
Green Tree uses two primary carriers for the Insurance Agency business:
•	Primary insurance carrier partners are Assurant (NYSE: AIZ) and American Modern (owned by Munich Re), which have histories of reliability, superior quality of service, and ample financial resources

•	Both carriers are highly rated by A.M. Best, with Assurant rated A and American Modern rated A+
The carriers are long established in both the traditional residential and specialty MH market segments. History and experience prove that both understand the industry and customer needs well.
Steady performance
Insurance Agency produces high returns and positive cash flows while maintaining a low cost structure. Insurance Agency enhances the economics of the Loan Servicing business by utilizing the customer base and platform to cross-sell additional services.
As illustrated in the charts below, the volume of earned premium has remained consistent over the past several years driven by steady penetration rates and modest increases in per policy average premiums.
Key statistics

	2008	2009	2010	Q1 2010	Q1 2011
1st lien loans serviced	558,850	555,444	501,256	545,133	502,697
Voluntary penetration	20.9%	19.6%	19.9%	19.5%	19.4%
Force-placed penetration	22.6%	20.7%	21.1%	21.0%	20.9%
Average annual premium ($ per policy)	$760	$763	$823	$879	$881

E. Other businesses
Two business lines were recently launched to further leverage Green Tree’s platform, providing fee-for-service revenue streams and incremental cash flows: Investment Management and Third-Party Originations.
Investment management
Established in 2008, Green Tree’s Investment Management business seeks out strategic investment opportunities in mortgage assets and securities for the jointly managed SerVertis Fund. Green Tree’s investment management expertise is utilized to help source, evaluate, diligence, price and structure acquisitions, and to settle trades. Subsequently, Green Tree’s servicing platform is leveraged to increase the value of the portfolio through loss mitigation techniques and implementation of Green Tree’s superior servicing. The synergies with Loan Servicing allow for the development and implementation of innovative servicing strategies and protocols, including early delinquency intervention and customized servicing protocol based on the collection of robust financial data including borrowers’ capacity to stay in their home, which have shown positive results to date.
SerVertis key fund attributes

Strategy	•	Primary objective is to purchase distressed whole loans through secondary capital market channels
	•	Green Tree has the right of first refusal on sub-servicing business from investments made by SerVertis Fund

Capital raised / deployed	•	SerVertis raised/closed $1.4 billion of committed capital in August 2008
	•	$980 million of capital deployed through 12 whole loan transactions, acquiring $1.9 billion of UPB (through March 2011)

Fund life	•	SerVertis Fund has a 3.5 year investment period and a 6-year final term with two 1-year extension options

Fee structure	•	Base management fee: 2.0%
	•	Incentive fee: 20% of cash returns over 8% hurdle with full catch up provision
	•	Management and incentive fees are split 50/50 with partner

Green Tree capital commitment	•	Green Tree has committed to invest up to $10 million in capital as a limited partner, of which $4.9 million is undrawn (through March 2011)
As the following chart shows, the size of the SerVertis portfolio and the momentum of acquisitions have both continued to increase through Q1 2011.

Third-party originations
Established in 2009, and based in Tustin, CA, Third-Party Originations provides financing and loss mitigation solutions for Green Tree serviced loans. Green Tree operates the Third-Party Originations business purely as a loss mitigation tool to maximize returns for loan owners of its serviced portfolio. The group offers customized refinance campaigns that meet specific requirements, such as reducing losses, increasing cash flows, and maximizing returns. A key benefit to the business is from the Hope for Homeowners program, which encourages refinancing mortgages for borrowers who have difficulty making payments, but can afford a new loan that qualifies under the requirements of the Federal Housing Administration.
•	100% flow business, where all originations are funded with pre-approved take-out agreements with third parties

•	Revenue is generated based on volume of loans originated, closing and lender fees

•	No underwriting credit risk, including early payment default liability/risk, interest rate risk or hedging risk

•	Green Tree has a $4.75 million committed warehouse line to fund short-term originations
Green Tree prescreens existing servicing customers for eligibility and identifies potential loan modification opportunities where it is beneficial to initiate a customer payoff through a refinancing. Green Tree leverages a proprietary loan performance database of 1.6 million loans to support credit risk models and drive execution of complex refinancing strategies. Green Tree has completed licensing requirements for originating and refinancing mortgage loans in 45 states.

7. Management team

7. Management team
The Walter and Green Tree management teams have experience executing the business through multiple credit and housing cycles.
A. Walter

Name	Title	Experience

Mark J. O’Brien	Chairman and CEO	Mark J. O’Brien has served as the Chairman of the board of directors and Chief Executive Officer of Walter Investment since April 2009. In March 2006, Mr. O’Brien was named Chairman and Chief Executive Officer of the Walter Homebuilding and Financing business and, in February 2009, of Walter Investment Management LLC. He also served as a director of Walter Energy from 2005 until April 2009. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment and management firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O’Brien is also a director of Mueller Water Products, Inc. and serves on the Board of Trustees for The Billfish Foundation.

Charles E. Cauthen	President and Chief Operating Officer	Mr. Cauthen has served as President and COO of Walter Investment since April 2009. Mr. Cauthen was Chief Financial Officer of the Walter Homebuilding and Financing business and President of Walter Mortgage Company from November 2006 until April 2009. Since November 2000, he served in a variety of roles for Walter Energy, including President of Jim Walter Homes, Interim President of U.S. Pipe and Foundry and Senior Vice President and Controller of Walter Energy. Prior to coming to Walter Energy, he held positions as Chief Financial Officer-Consumer Products Group, at Bank of America, Director of Corporate Development at Barnett Banks, and Audit Manager at Deloitte and Touche. Mr. Cauthen is a graduate of the University of Mississippi.

Denmar J. Dixon	Vice Chairman of the Board and Executive Vice President	Mr. Dixon has been a member of the Walter Investment Board of Directors since April 2009 and has been Vice Chairman and EVP since February 2010. Prior thereto, Mr. Dixon was a private investor and founder and managing partner of Blue Flame Capital, LLC., a consulting, financial advisory and investment firm. Mr. Dixon retired in 2008 after 23 years with Bank of America. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and Global Head of the Basic Industries group. During his career at Bank of America, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion.

Kimberly A. Perez	Vice President, Chief Financial Officer and Treasurer	Kimberly A. Perez has served as Vice President, Chief Financial Officer and Treasurer of the company since April 2009. She also was appointed Vice President of the Walter Homebuilding and Financing business in November 2006 and, as of February 2009, she held the same office in Walter Investment. She was appointed Executive Vice President and Chief Financial Officer of the Financial Services Group of Walter Energy in December 2002. Prior to this, she served as Vice President, Corporate Accounting for Walter Energy from 2000 to 2002, and before that she served as Assistant Controller — Director of Accounting and Strategic Planning for Walter Energy beginning in July 1997. Prior to her employment at Walter Energy, she was Audit Manager for PricewaterhouseCoopers LLP from 1989 to 1997.

Name	Title	Experience

Stuart D. Boyd	Vice President, General Counsel and Secretary	Mr. Boyd joined the Company in April 2009 after seventeen years at Key Safety Systems, Inc. (previously Breed Technologies, Inc.), the last seven years of which were served as the Senior Vice President, Legal, General Counsel and Secretary. Prior thereto he spent nine years in private legal practice. Mr. Boyd is a graduate of Dartmouth College and the University of Miami School of Law.

Del M. Pulido	Vice President of Human Resources	Mr. Pulido joined the Company in 2005. Prior thereto, he was Vice President of Human Resources for Marconi Commerce Systems/Gilbarco, Inc. Mr. Pulido previously held various senior Human Resources positions with Citigroup, Inc. for 15 years and Seminole Electric Cooperative, Inc. for five years. Mr. Pulido is a graduate of the University of South Florida.
B. Green Tree

Name	Title	Experience

Brian L. Libman	Chief Strategic Officer	Mr. Libman became Chief Executive Officer contemporaneously with the purchase of Green Tree from its prior owners on October 2007. His primary responsibilities include the development and overall execution of Green Tree’s corporate business plan. A 21 year veteran of the mortgage industry, Mr. Libman has held senior positions in various capacities. He was Chief Executive Officer of Finance America, LLC a national non-prime lender based in Irvine, California. Finance America emerged from a restructured Amresco Mortgage in 2000 which Mr. Libman led to profitability and then sold in 2004. Mr. Libman was a Managing Director and head of residential whole loan trading at Lehman Brothers, Inc., where he worked from 1988-1999. Mr. Libman formerly served on the board of directors of The Clayton Group, a mortgage advisory and analysis business based in Shelton, Connecticut. Mr. Libman earned both his Bachelors and MBA degrees with honors from the Wharton School of the University of Pennsylvania.

Keith A. Anderson	President and Chief Executive Officer	Mr. Anderson’s 25 year career in financial services has included managing business strategies involving start-ups, restructuring of businesses, consolidations and growth focus. He is responsible for all aspects of Green Tree, including operations, financial performance, technology, and legal/compliance. Since joining Green Tree in 1995, Mr. Anderson has held various positions, including Chief Financial Officer, Treasurer, Chief Accounting Officer, Chief of Staff, and President of the Commercial Finance Group. His background covers a variety of finance product types from consumer credit cards to 1st lien residential loans to commercial lending. Prior to joining Green Tree, Mr. Anderson spent 8 years at Household International in its Home Equity, Private Label Credit Card Divisions and Corporate. Mr. Anderson started his career at Deloitte & Touche, spending 5 years as an audit supervisor, and holds a CPA. Mr. Anderson received a bachelor’s degree with honors in Accounting from Illinois State University and an MBA from DePaul University, Chicago.

Name	Title	Experience

James R. Breakey	Senior Vice President and Chief Information Officer	Mr. Breakey leads Green Tree’s technology organization and is responsible for all aspects of systems development and operations. Prior to joining Green Tree in 1997, Mr. Breakey was a Partner with Computer Sciences Corporation (CSC) where he specialized in management consulting for IT executives and business process reengineering. Before CSC, he spent ten years in various technology development and management roles at Portland General Electric. In all, Mr. Breakey has 28 years of leadership experience in the Technology Industry. He holds a master’s degree in Applied Systems Management from Marylhurst University and a bachelor’s degree in Computer Science from the University of North Dakota.

Cheryl A. Collins	Senior Vice President, Chief Financial Officer	Ms. Collins joined Green Tree in 1990 as Assistant Controller, and subsequently held the positions of Assistant Treasurer and Treasurer. In her current role as Senior Vice President and Chief Financial Officer, Ms. Collins is responsible for all financial operations including accounting, treasury, investor reporting, planning and tax. Prior to joining the Company, Ms. Collins spent five years at KPMG as an audit manager. Ms. Collins graduated with honors from Minnesota State University in Mankato, MN, and holds a bachelor’s degree in Accounting. Ms. Collins also holds a CPA.

Patricia L. Cook	Executive Vice President, Business Development	Ms. Cook is responsible for directing Green Tree’s business development efforts. Prior to joining Green Tree, Ms. Cook served as Executive Vice President and Chief Business Officer of Freddie Mac where she was responsible for the Single Family, Multi-Family and Investment and Capital Markets Divisions as well as corporate functions. Prior to joining Freddie Mac in August of 2004, she served as Managing Director and Chief Investment Officer for Fixed Income at JP Morgan Fleming Asset Management. Prior to JP Morgan, she held similar positions at Prudential Investment Management and Fisher Francis Trees & Watts. She began her career at Salomon Brothers in Fixed Income Sales and Trading. She holds a MBA from New York University and a bachelor’s degree from Saint Mary’s College.

Brian F. Corey	General Counsel & Secretary	Mr. Corey has 23 years of consumer lending and banking law experience. He advises Green Tree on the servicing, origination, acquisition, and securitization of loans, and on litigation, regulatory, insurance, bankruptcy and employment matters. Prior to joining Green Tree in 1995, Mr. Corey was a Vice President and assistant general counsel at ITT Consumer Financial Corporation. He was in private practice in Minneapolis before joining ITT in 1986. Mr. Corey is a member of the American Bar Association’s Consumer Financial Services Committee, the American Financial Services Association’s Law Committee, and the Governing Committee of The Conference on Consumer Finance Law. He graduated cum laude from the William Mitchell College of Law, St. Paul, Minn., and earned an undergraduate degree in physiology from the University of Minnesota, Twin Cities.

Barbara J. Didrikson	Chief Human Resources Officer	Ms. Didrikson is the senior vice president and chief human resources officer for Green Tree. She brings more than 24 years of human resources experience to her role. Before joining Green Tree in 1990, Ms. Didrikson managed human resources development for the New York Daily News and Minneapolis Star Tribune. She worked in several capacities with Donaldsons Department Stores over an eight-year period, including training and executive development. Ms. Didrikson has been certified as a Senior Professional in Human Resources (SPHR) by the Society for Human Resources Management. She holds a graduate certificate in human resources management from the University of St. Thomas in St. Paul, Minn., and a bachelor’s degree in social science/urban studies and economics from the College of St. Scholastica in Duluth, Minn.

Name	Title	Experience

Jeffrey A. Hilligoss	Executive Vice President of Capital Markets	As EVP of Capital Markets, Mr. Hilligoss is responsible for the development and leadership of Green Tree’s investment management business. Mr. Hilligoss brings 21 years of leadership and principal investment experience in the structured finance, ABS and RMBS markets to the Green Tree team. Prior to joining Green Tree in 2007, Mr. Hilligoss spent seven years as a Managing Director at GMAC-RFC (a unit of GMAC ResCap) in a variety of leadership positions, most recently leading the Principal Investment Activities business unit. Previously, Mr. Hilligoss held senior leadership, principal investment and investment banking positions at Cargill Financial Services Corp., USBank and HSBC. Mr. Hilligoss holds a bachelor of science degree in biochemistry from Indiana University, an MBA from the Tepper School of Business at Carnegie Mellon University and is a graduate of the Wharton/Spencer Stuart Director’s Institute at the University of Pennsylvania.

Thomas J. Franco	Executive Vice President of Servicing	Tom Franco is an expert on consumer credit and collection management with 27 years of financial industry experience. He leads Green Tree’s Servicing business, which includes a servicing portfolio of $33 billion in assets. Prior to his current position, Mr. Franco served as President of the Manufactured Housing Division (MHD), Executive Vice President and Chief Operating Officer of MHD’s Servicing Operations, and as Senior Vice President and Chief Credit Officer with oversight of the Home Equity, Bankcard, Home Improvement, Private Label Retail Cards and Consumer Finance divisions. Mr. Franco previously worked with such leading financial companies as Banc One Corporation, Household International, ContiMortgage, and Citicorp. Mr. Franco graduated from the University of Southern Mississippi, Hattiesburg, Miss., with a bachelor’s degree from the School of Professional Accounting. He is also active in the Executive Education Program at Northwestern University’s Kellogg Graduate School of Management, Evanston, Ill.

8. Historical financial results

8. Historical financial results
Walter historical GAAP balance sheet
($ in millions)

	As of
	12/31/ 09	12/31/ 10

Assets
Cash and cash equivalents	$99.3	$114.4
Restricted cash and cash equivalents	51.7	52.3
Receivables, net	3.1	2.7
Subservicer advances and receivables, net	—	11.2
Residential loans, net of allowance for loan losses	1,644.3	1,621.5
Subordinate security	1.8	1.8
Real estate owned	63.1	67.6
Deferred debt issuance costs	18.4	19.4
Deferred income tax asset, net	—	0.2
Other assets	6.0	4.4

Total assets	$1,887.7	$1,895.5

Liabilities
Accounts payable	$29.9	$33.6
Dividends payable	13.2	13.4
Deferred income tax liability, net	0.2	—
Mortgage-backed debt	1,267.5	1,281.6
Warehouse and other servicer liabilities	—	3.3
Accrued interest	8.8	8.1

Total liabilities	$1,319.5	$1,340.0

Stockholders’ equity	$568.2	$555.5

Walter historical GAAP income statement

($ in millions)

	For the fiscal year ended,
	12/31/09	12/31/10

Net interest income
Interest income	$175.3	$166.1
Interest expense	89.7	82.7

Total net interest income	$85.6	$83.4
Provision for loan losses	9.4	6.5

Total net interest income after provision for loan losses	$76.2	$76.9

Non-interest income
Premium revenue	$10.1	$9.1
Servicing revenue and fees	—	2.3
Other income	2.9	3.3

Total non-interest income	$13.0	$14.7

Non-interest expenses
Claims expense	$4.5	$2.3
Salaries and benefits	20.6	27.5
Legal and professional	4.2	3.8
Occupancy	1.4	1.5
Technology and communication	3.0	3.0
Depreciation and amortization	0.4	0.4
General and administrative	11.0	12.6
Real estate owned expenses, net	5.7	6.5
Other non-interest expenses	0.8	(4.3)

Total non-interest expenses	$51.6	$53.3

Income before income taxes	$37.6	$38.2
Income tax expense	(76.2)	1.3

Net income	$113.8	$37.0
Walter management’s discussion and analysis summary
Net interest income
Walter’s results of operations for its portfolio during a given period typically reflect the net interest spread earned on the Company’s residential loan portfolio. The net interest spread is impacted by factors such as the interest rate Walter’s residential loans are earning and the Company’s cost of funds. Furthermore, the amount of discount on the residential loans will impact the net interest spread as such amounts will be amortized over the expected term of the residential loans and the amortization will be accelerated due to voluntary prepayments.
The following table summarizes the average balance, interest and weighted average yield on residential loan assets and mortgage-backed debt for the periods indicated.

($ in millions)

	For the twelve months ended December 31,
	2009			2010
	Average			Average
	balance	Interest	Yield	balance	Interest	Yield
Interest-bearing assets
Residential loans	$1,726.3	$175.4	10.16%	$1,649.7	$166.2	10.07%
Interest-bearing liabilities
Mortgage-backed debt	$1,320.1	$89.7	6.80%	$1,274.5	$82.7	6.49%
Net interest spread (1)		85.6	3.36%		83.5	3.58%
Net interest margin (2)			4.96%			5.06%

(1)	Net interest spread is calculated by subtracting the weighted average yield on interest-bearing liabilities from the weighted average yield on interest-earning assets.

(2)	Net interest margin is calculated by dividing the net interest spread by total average interest-earning assets.
Net interest spread
Net interest spread of 3.58% for the year ended December 31, 2010 increased as compared to 3.36% in the same period of 2009, due primarily to a decrease in interest expense, lower levels of non-accrual assets, and higher yields on recently acquired residential loans, partially offset by a decrease in voluntary prepayments. The decrease in interest expense is due to lower average outstanding borrowings as a result of principal payments on the mortgage-backed debt, a $36.2 million mortgage-backed debt extinguishment offset by the increase to the outstanding balance as a result of the current year securitization at a yield of 4.56%. The average prepayment rate for the portfolio was 2.3% for the year ended December 31, 2010, as compared to 3.3% in the same period of 2009.
Net interest margin
Net interest margin increased for the year ended December 31, 2010 as compared to the same periods in 2009 due to lower levels of non-accrual assets and lower average outstanding mortgage-backed debt balances, partially offset by a decrease in prepayment speeds.
Provision for loan losses
The decrease in the provision for loan losses for the year ended December 31, 2010, as compared to the same period in the previous year was primarily due to reduced frequency of default offset by a modest increase in loss severities. Additionally, as the amount of residential loans decreases and as the loans season, the credit exposure is reduced, resulting in decreasing provisions.
Non-interest income
The increase in non-interest income for the year ended December 31, 2010, as compared to the same period in the previous year was primarily due to servicing revenue and fees and the bargain purchase of approximately $0.4 million as a result of the acquisition of Marix in November 2010 offset by lower earned premiums from Walter’s insurance business.
Non-interest expenses
The increase in non-interest expenses for the year ended December 31, 2010, as compared to the same period in the previous year, was primarily due to additional non-interest expenses of $3.5 million from Marix acquisition related charges and operating costs for the two month period since the acquisition date, an increase in salaries and benefits due to growth initiatives, an increase in REO expenses, net, offset by a decrease in claims expense as a result of fewer active policies and better claims experience in Walter’s insurance business, as well as gains on mortgage-backed debt extinguishment of $4.3 million. The increase in salaries and benefits due to growth initiatives was driven by the addition of employees to support the stand-alone company, additional stock compensation expense, as well as severance costs incurred in 2010.

Income taxes
The change in income tax expense for the year ended December 31, 2010, as compared to income tax benefit for the same period in the previous year was due to the impact of Walter’s becoming qualified as a REIT in conjunction with the spin-off from Walter Energy and merger with Hanover.
Green Tree historical GAAP balance sheet
($ in millions)

	As of
	12/31/ 09	12/31/ 10
Assets
Cash and cash equivalents	$29.0	$54.3
Restricted cash	144.5	149.6
Insurance premium receivables	130.3	121.9
Loans related to VIE	—	608.3
Receivables related to VIE	—	121.8
Servicing rights	239.0	208.0
Servicer advances	105.6	82.4
Intangible assets	62.3	51.5
Other assets	87.6	95.4

Total assets	$798.3	$1,493.2

Liabilities
Collateralized borrowings	$421.2	$371.3
Bonds payable related to VIE	—	792.1
Escrow payable	70.9	56.2
Payable to insurance carriers	59.0	53.2
Payable to trusts / investors	73.6	76.5
Other liabilities	166.9	88.5

Total liabilities	$791.6	$1,437.8

Member’s equity	$6.7	$55.4

Green Tree historical GAAP income statement
($ in millions)

	For the fiscal year ended,
	12/31/09	12/31/ 10

Revenues
Servicing income	$228.0	$239.4
Change in fair value of assets related to consolidated VIEs	—	97.4
Commission income	54.9	53.9
Ancillary servicing income	30.0	40.9
Other income	30.6	36.9

Total revenues	$343.5	$468.5

Expenses
Interest expense	$44.0	$42.6
Change in fair value of bonds payable related to consolidated VIEs	—	95.0
Salaries and benefits	129.5	147.8
Other operating costs and expenses	71.0	87.3
Change in fair value of servicing rights	34.7	12.3
Impairment (recovery of) charges	(5.6)	1.0

Total expenses	$273.6	$386.0

Net income before taxes	$69.9	$82.5
Income taxes	10.9	11.4

Net income	$59.0	$71.1
Green Tree management’s discussion and analysis summary
Revenues
Servicing income
Servicing income increased by $11.4 million, or 5.0%, to $239.4 million for the year ended December 31, 2010, compared to $228.0 million for the year ended December 31, 2009. Servicing income, excluding the impact of the consolidation of Variable Interest Entities (“VIEs”), for the year ended December 31, 2010 was $250.1 million, an increase of 9.8%. The servicing revenue increase is due to higher contractual servicing income related to the growth in the average UPB serviced which grew from $25.7 billion for the year ended December 31, 2009 to $33.3 billion for the year ended December 31, 2010. Servicing income also increased $9.9 million due to higher incentive fees earned year over year.
Commission income
Commission income on the insurance policies sold by Green Tree’s insurance agency business decreased by $1.0 million, or 1.8%, to $53.9 million for the year ended December 31, 2010 as compared to $54.9 million for the year ended December 31, 2009. The decrease is primarily due to a 0.3% decrease in net written premiums to $146.8 million for the year ended December 31, 2010 from $147.3 million for the year ended December 31, 2009 as a result of the continued runoff of the MH servicing portfolio.

Ancillary servicing income
Ancillary servicing income increased by $10.9 million, or 36.3%, to $40.9 million for the year ended December 31, 2010 as compared to $30.0 million for the year ended December 31, 2009. The increase is primarily due to $9.5 million of fees earned for successful loan modifications under the new government home modification program (HMP) and other modification programs in 2010.
Other income
Other income increased by $6.3 million, or 20.6%, to $36.9 million for the year ended December 31, 2010 as compared to $30.6 million for the year ended December 31, 2009.
Other income includes (i) income from the asset receivables management (“ARM”) business (see below); (ii) management fees from the investment management business; (iii) accretion on legacy assets purchased at a discount; and (iv) $2.7 million of losses on repossessed trust assets related to the consolidated VIEs.
Income from the ARM business increased by $13.2 million to $30.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. This growth is a result of an increase in both the average notional balance serviced which increased from $5.0 billion for the year ended December 31, 2009 to $7.7 billion for the year ended December 31, 2010, and an increase in the ratio of gross collections on average notional balances to 1.3% from 1.0% in 2009.
Expenses
Interest expense
Interest expense decreased by $1.4 million, or 3.2%, to $42.6 million for the year ended December 31, 2010 compared to $44.0 million for the year ended December 31, 2009. The decrease in accretion on discounted liabilities is mainly attributed to the elimination of the contingent liability associated with the mandatory repurchase obligation as a result of the implementation of FAS 167. The decrease in the servicer advance facility was due to the fact the previous servicer advance facility was terminated in the third quarter of 2009 resulting in the recognition of deferred debt costs and an early termination fee.
The following table details the components of interest expense:
GTCS interest expense
($ in millions)

	For the fiscal year ended,		2009-2010
	12/31/09	12/31/ 10	Change
Senior secured credit agreements	$23.9	$34.0	$10.1
Accretion of discounted liabilities	10.2	3.1	(7.1)
Servicer advance facility	9.8	4.7	(5.1)
MSR financing facility	0.1	0.8	0.7

Total expenses	$44.0	$42.6	$(1.4)
Salaries and benefits
Salaries and benefits increased by $18.3 million, or 14.1%, to $147.8 million for the year ended December 31, 2010 compared to $129.5 million for the year ended December 31, 2009. Included in Salaries and benefits is an expense push down from Green Tree’s parent, GTH LLC, related to an equity compensation program at the parent entity of $5.3 million for the year ended December 31, 2010 and $6.7 million for the year ended December 31, 2009. This expense is offset by a credit to Members’ equity, as it does not represent a liability of GTCS. Excluding this expense push down, salaries and benefits increased by 16.0% to $142.5 million for the year ended December 31, 2010 compared to $122.8 million for the year ended December 31, 2009. During this same time frame, the average number of employees grew 10.2%, from 1,667 to 1,837 related primarily to the growth in the servicing and ARM businesses.

Other operating costs and expenses
Other operating costs and expenses increased by $16.3 million, or 23.0%, to $87.3 million for the year ended December 31, 2010, compared to $71.0 million for the year ended December 31, 2009. The majority of this increase relates to the costs associated with the growth in the number of accounts serviced by Green Tree and an increase in certain fees associated with servicing GSE portfolios. $3.4 million of the increase is related to higher amortization expense for the mortgage servicing rights from purchases in late 2009.
Change in fair value of MH servicing rights
Change in fair value of MH servicing rights was an expense of $12.3 million for the year ended December 31, 2010 compared to an expense of $34.7 million for the year ended December 31, 2009.
Green Tree’s MH servicing rights are accounted for on a fair value basis. The change in fair value of MH servicing rights is comprised of 2 components: (i) amortization for the realization of cash flows and (ii) adjustments to valuation assumptions based on changes in expected future performance.
The amortization component decreased by $8.8 million to $35.7 million for the year ended December 31, 2010 from $44.5 million for the year ended December 31, 2009 due to the runoff of the MH serviced portfolio balance. The adjustment related to changes in valuation assumptions resulted in a benefit for the year ended December 31, 2010 of $23.4 million as compared to a benefit of $9.8 million for the year ended December 31, 2009. In 2010 a 4 basis point adjustment was made to reduce the near term cost to service assumption. Additionally, both 2010 and 2009 reflect benefits from adjustments in valuation related to reductions in Constant Default Rate (“CDR”) and Constant Repayment Rate (“CRR”) assumptions. CDR assumptions were reduced by approximately 20 basis points in both 2010 and 2009, and are currently at 3.9%. CRR assumptions were reduced by approximately 60 basis points and 40 basis points, respectively, in 2010 and 2009, and are currently at 2.9%.
Impairment charges
Impairment charges were $1.0 million for the year ended December 31, 2010, while 2009 included a recovery of impairment of $5.6 million. The 2010 impairment charge was due to an increase in our severity assumption of approximately 8 points related to our mandatory repurchase obligation. The recovery in 2009 is primarily due to a reversal of impairment taken in a prior period related to Green Tree’s liability for mandatory call obligations.
Change in fair value of assets related to consolidated variable interests and change in fair value of bonds payable related to consolidated variable interests
Change in fair value of assets related to consolidated variable interests and change in fair value of bonds payable related to consolidated variable interests resulted in $97.4 million of income and $95.0 million of expense, respectively, for the year ended December 31, 2010. The change in fair value of these assets and liabilities primarily represents the interest accretion, or yield, on the discounted cash flows supporting the valuation of these assets and liabilities for the period.

The consolidation of the variable interest entities in accordance with FAS 167 resulted in changes to assets, liabilities and equity as of January 1, 2010 as detailed in the following table:
($ in millions)

	Added to	Removed from
	balance sheet	balance sheet
Restricted cash	$16.2	—
Loans related to consolidated variable interests	664.3	—
Receivables related to consolidated variable interests	141.9	—
Servicing rights	—	(12.9)
Servicer and protective advances	—	(8.5)
Servicing fee receivable (1)	—	(1.0)
Repossessed assets related to consolidated variable interests (2)	4.6	—
Bonds payable related to consolidated variable interests	(860.6)	—
Mandatory clean-up calls on certain securitizations (3)	—	54.1
Payable to trusts/investors	—	1.9

Net equity impact	$(33.6)	$33.6

(1)	Servicing fee receivable was included in other assets on Green Tree’s consolidated balance sheet.

(2)	Repossessed assets related to consolidated variable interests are included in other assets on Green Tree’s consolidated balance sheet.

(3)	Mandatory clean-up calls on certain securitizations were included in other liabilities on Green Tree’s consolidated balance sheet.
Walter operating performance
($ in millions)

	2009	2010	Q1 2010	Q1 2011

Operations
Servicing income	$21.2	$21.8	$5.2	$7.3
Premium revenue	12.8	11.0	2.2	3.9
Other revenue	0.9	2.6	0.4	0.7

Total revenue	$34.9	$35.4	$7.8	$11.9
Direct costs	(22.3)	(22.6)	(5.0)	(8.1)

Gross profit	$12.6	$12.8	$2.8	$3.8

% margin	36.1%	36.2%	35.4%	32.2%

Loans and residuals
Interest income	$140.8	$132.0	$34.8	$34.1
Interest expense	(89.5)	(81.6)	(21.0)	(20.3)

Net interest margin	$51.3	$50.4	$13.8	$13.8
Direct expenses	(12.8)	(17.1)	(1.5)	(1.6)
Residual cash flow	19.3	24.5	2.8	4.4

Total cash flow	$57.8	$57.8	$15.1	$16.6

Indirect expenses	(21.7)	(23.1)	(8.7)	(11.2)

Operating cash flow	$48.7	$47.5	$9.2	$9.2
Accrual adjustments	3.9	0.7	0.9	(0.4)

Adjusted EBITDA	$52.6	$48.2	$10.1	$8.8

Note: Excludes transaction related costs.

Walter key performance metrics
($ in millions)

	2009	2010	Q1 2010	Q1 2011

Servicing UPB (1)
Total UPB
UPB beginning balance	$1,965	$1,820	$1,820	$1,804
New additions	8	100	—	63
Run-off	(153)	(116)	(27)	(17)

Ending balance	$1,820	$1,804	$1,793	$1,850
Run-off (% of beginning balance) (2)	(7.8%)	(6.4%)	(5.9%)	(3.8%)

Insurance
Insurance agency policies	14,400	13,600	14,500	14,300

Equity in portfolio assets
Securitized loans	$136	$338	$135	$330
Unencumbered loans	356	123	353	174

Total	$492	$461	$488	$504

(1)	Servicing UPB relates to Walter’s owned portfolio and excludes Marix third party servicing portfolio which was acquired in November 2010.

(2)	Annualized.
Green Tree operating performance
($ in millions)

	2008	2009	2010	Q1 2010	Q1 2011

Servicing fee	$205.8	$226.1	$248.1	$62.7	$58.9
Late fees, ancillary, and other income	22.0	19.8	29.7	6.3	8.7
ARM revenue	10.8	16.9	30.1	6.5	8.2

Total servicing revenue	$238.6	$262.8	$307.9	$75.5	$75.8
Insurance agency	72.5	69.3	64.8	17.6	18.3
Other businesses	0.7	4.8	6.6	1.5	2.1

Total revenue	$311.8	$336.9	$379.3	$94.6	$96.2
Direct costs	(122.7)	(132.6)	(149.7)	(41.2)	(42.7)

Gross profit	$189.1	$204.3	$229.6	$53.4	$53.5

% margin (1)	60.6%	60.6%	60.5%	56.5%	55.6%

Indirect expenses	(43.9)	(46.9)	(57.1)	(20.4)	(21.2)

Operating cash flow	$145.2	$157.4	$172.5	$33.0	$32.3
Accrual adjustments	(7.1)	(6.4)	(1.1)	9.6	13.6

Adjusted EBITDA	$138.1	$151.0	$171.4	$42.6	$45.9

(1)	Gross profit margins in Q1 2010 and Q1 2011 are reduced as a result of cash bonuses paid in the first quarter of each year.

Green Tree key performance metrics
($ in millions)

	2008	2009	2010	Q1 2010	Q1 2011
Servicing UPB
Manufactured housing
UPB beginning balance	$17,225	$17,300	$15,426	$15,426	$13,633
New additions	2,143	57	41	13	—
Run-off	(2,068)	(1,931)	(1,834)	(455)	(406)

Ending balance	$17,300	$15,426	$13,633	$14,984	$13,227
Run-off (% of beginning balance) (1)	(12.0%)	(11.2%)	(11.9%)	(11.8%)	(11.9%)

Residential Mortgages & Other
UPB beginning balance	$2,926	$5,930	$18,772	$18,772	$18,374
New additions	4,088	15,408	3,012	844	5,910
Run-off	(1,084)	(2,566)	(3,410)	(813)	(924)

Ending balance	$5,930	$18,772	$18,374	$18,803	$23,360
Run-off (% of beginning balance) (1)	(37.1%)	(43.3%)	(18.2%)	(17.3%)	(20.1%)

Total UPB
UPB beginning balance	$20,151	$23,230	$34,199	$34,199	$32,009
New additions	6,231	15,465	3,053	857	5,910
Run-off	(3,152)	(4,496)	(5,243)	(1,268)	(1,329)

Ending balance	$23,230	$34,199	$32,009	$33,788	$36,590
Run-off (% of beginning balance) (1)	(15.6%)	(19.4%)	(15.3%)	(14.8%)	(16.6%)

Ending number of accounts	659,362	720,089	666,721	706,234	738,440

ARM
Notional balance	$3,505	$6,675	$8,289	$7,230	$7,820

Insurance
Insurance agency policies	243,082	223,992	205,872	220,921	202,501

(1)	Annualized.

Combined LTM 3/31/11 operating performance
Going forward, Walter’s portfolio will run off and the Company will predominantly be a fee-for-service business, capitalizing on the current favorable market opportunities for special servicing. Significant cost synergies can be achieved as certain servicing functions are expected to be absorbed by Green Tree. Additional cost synergies will be achieved from overlapping business lines / shared services.
($ in millions)

	LTM 3/31/ 11
		Walter
	Green Tree	Actual	Adjustments		Adjusted	Combined

Servicing fee	$244.3	$20.3	—		$20.3	$264.6
Late fees, ancillary, and other income	32.1	3.6	(3.6	)(1)	—	32.1
ARM revenue	31.7	—	—		—	31.7

Total servicing revenue	$308.1	$23.9	$(3.6)		$20.3	$328.4
Insurance revenue	65.5	12.7	—		12.7	78.2
Other revenue	7.2	2.9	—		2.9	10.1

Total revenue	$380.8	$39.5	$(3.6)		$35.9	$416.7
Direct costs	(151.2)	(25.6)	3.6	(1)	(22.0)	(173.2)

Gross profit	$229.6	$13.9	—		$13.9	$243.5

% margin	60.3%	35.2%	NM		38.7%	58.4%

Residual cash flow	—	$59.1	$(10.2	)(2)	$48.9	$48.9
Indirect expenses	(57.8)	(25.6)	3.2	(1)	(22.4)	(80.2)
Synergies	—	—	19.0		19.0	19.0

Operating cash flow	$171.8	$47.4	$12.0		$59.4	$231.2
Accrual adjustments	2.9	(0.5)	—		(0.5)	2.4

Adjusted EBITDA	$174.7	$46.9	$12.0		$58.9 (3)	$233.6 (4)

(1)	Reflects elimination of Marix results since date of acquisition (November 2010) which are reflected for a full year at expected levels in the synergy adjustment.

(2)	Reflects impact of monetization of owned bonds and unencumbered assets.

(3)	Walter adjusted EBITDA before synergies is equal to $39.9 million.

(4)	Adjusted EBITDA does not reflect the deduction of a full year of principal and interest totaling approximately $23.1 million related to Walter’s 2010-1 securitization.
Synergies
The Company has identified approximately $30 million of annual cost synergies and $19 million of annual net synergies that it expects to realize on a pro forma basis. The cost to realize these synergies is expected to be a one-time cost of $15 million.
•	Sources of synergies:
•	Overlapping staff and administrative functions

•	Duplicative servicing platforms / business segments

•	Cross deploying proprietary technology to avoid planned future expenditures

($ in millions)

Synergies

Walter / Green Tree synergies	$12.0
Marix synergies	18.0

Cost synergies identified	$30.0

Revenue runoff of Marix	(11.0)

Net synergies	$19.0
Combined condensed balance sheet
($ in millions)

	As of 3/31/11
	Walter	Green Tree	Adjustments	Combined
Assets
Cash and cash equivalents (1)	$58.4	$73.2	$(115.2)	$16.4
Restricted cash	53.7	152.4	—	206.1
Receivables, net	2.0	127.6	—	129.6
Letter of credit receivable, net	—	100.8	—	100.8
Servicing advances and receivables, net	9.8	104.2	—	114.0
Residential loans, net	1,652.4	667.0	—	2,319.4
Servicing rights	—	204.7	—	204.7
Real estate owned	58.7	3.9	—	62.6
Deferred debt issuance costs	19.1	12.2	16.0	47.3
Intangible assets (2)	—	49.2	(49.2)	—
Excess purchase price (2)	—	22.6	793.9	816.5
Other assets	5.9	31.1	(5.2)	31.8

Total Assets	$1,860.0	$1,548.9	$640.3	$4,049.2

Liabilities and Equity
Accounts payable and other accrued liabilities	$32.1	$281.7	—	$313.8
Deferred tax liability	—	—	73.3	73.3
Collateralized borrowings (3)	—	354.5	475.4	829.9
Mortgage-backed debt (4) (5)	1,260.5	831.3	222.8	2,314.6
Accrued interest	7.9	—	—	7.9
Stockholders’ Equity	559.5	81.4	(131.2)	509.7

Total Liabilities and Equity	$1,860.0	$1,548.9	$640.3	$4,049.2

(1)	Adjustments include $43 million distribution from Green Tree to its current shareholders plus $72 million in transaction-related uses of cash.

(2)
Existing Green Tree goodwill and intangible assets will be adjusted as a result of final purchase accounting. Fair value adjustments to certain acquired assets and assumed liabilities along with deferred tax items may also affect the final goodwill amount.

(3)	Adjustments include new first and second lien term loans offset by repayment of Green Tree’s outstanding senior secured credit facility.

(4)	Adjustments include proceeds of $120.8mm from the issuance of bonds currently owned by Walter and $102.0mm from the securitization of Walter’s current unencumbered residential loans.

(5)	Green Tree’s mortgage-backed debt collateralized by letter of credit receivable, residential loans, and certain other assets.

Appendix
GAAP financial to cash financial reconciliation
($ in millions)

	Green Tree - Standalone				Walter - Standalone
	2009	2010	Q1 2010	Q1 2011	2009	2010	Q1 2010	Q1 2011(1)
Pre-Tax Income	$69.9	$82.5	$24.0	$0.6	$37.6	$38.3	$8.2	$6.6
Adj for Impact of Consolidated VIE	—	11.0	2.0	0.2	—	—	—	—
Non Cash Adjustments	31.3	20.7	1.0	30.6	(4.7)	(14.8)	(1.0)	(2.4)
Interest Expense	34.2	37.9	10.7	9.2	—	—	—	—
Amortization & Depreciation	15.6	19.3	4.9	5.3	0.4	0.4	0.1	0.2
Residual Cash Flow	—	—	—	—	19.3	24.3	2.8	4.4

Adjusted EBITDA	$151.0	$171.4	$42.6	$45.9	$52.6	$48.2	$10.1	$8.8

(1)	Excludes $3 million of transaction related costs.
Summary of certain other borrowings of Green Tree
Senior secured credit facility
In December 2009, Green Tree entered into a $380 million Senior Secured Credit Facility. As of March 31, 2011, $294.7 million remained outstanding. This facility will be fully repaid upon closing of the Acquisition.

Key terms
Borrower	Green Tree Credit Solutions LLC

Facility	Term loan: $350 million plus $75 million accordion; Revolver: $30 million

Maturity	Term loan: December 2015; Revolver: December 2014

Collateral	First priority liens and security interests in (1) capital stock of the borrower and each of its domestic subsidiaries and 65% of the capital stock of its foreign subsidiaries, (2) all material owned tangible and intangible properties and assets, and (3) intercompany debt of the Borrower and each Guarantor

Guarantees	Guaranteed by each of the Borrower’s direct and indirect wholly owned domestic subsidiaries
Servicer advance facility (Nonrecourse financing)
In July 2009, Green Tree executed a $75 million servicer advance facility to fund servicer advance obligations of the Loan Servicing business segment. There is $55 million outstanding on the facility as of March 31, 2011.

Key terms
Borrower	Green Tree Advance Receivables II LLC (a subsidiary of Green Tree Servicing LLC)

Facility limit	$75 million

Term	3 years, fully revolving for life, with bullet maturity on 7/31/2012

Advance rates	75%–91.5%

Recourse	Nonrecourse

Collateral	First priority, perfected and security interest in servicer advances pledged

Eligible assets	Servicer advances on pledged securitization trust

MSR financing
In November 2009, Green Tree executed a $31.7 million financing to fund an MSR acquisition. The balance as of March 31, 2011 is $17.5 million. The MSR financing amortizes on a monthly basis with no re-borrow feature.

Key terms
Borrower	Green Tree Servicing LLC

Term	3 years, equal monthly installments

Recourse	Limited recourse

Collateral	Secured by servicing rights acquired as well as associated servicing revenue streams earned from the $8.0 billion servicing portfolio
Third-party originations warehouse line
In August 2010, Green Tree renewed a $4.75 million warehouse facility for the purpose of satisfying short-term funding needs of the third-party originations business to cover the period from loan refinancing/origination by Green Tree through sale to a correspondent financial institution. There is currently no outstanding balance on the warehouse line.

Key terms
Borrower	Green Tree Servicing LLC

Facility limit	$4.75 million

Term	1 year

Advance rate	98%

Recourse	Recourse

Collateral	Refinanced/originated mortgage loan and all proceeds from the loans

Overview of contingent liabilities of Green Tree
Contingent liability overview
($ in millions)

Description	Mitigants
Mandatory Call Obligation	• • • •	Green Tree assumed 100% of the clean-up call obligation with respect to 10 securitizations
Creates an obligation to buy loans out of the trust at par when the underlying collateral becomes <10% of original pool balance
•     Cumulative obligation to call approximately $418 million of loans in 10 different trusts
Calls are spread out over a three year timeframe estimated to begin in 2017
These 10 trusts are accounted for under FAS 167, and are therefore consolidated on to Green Tree’s financial statements	• • • •	Loans will have seasoned 16+ years at time of call exercise and will likely represent limited default risk
This is a long-dated obligation with the calls spread out over approximate 29 months, with the fist call obligation estimated to start in 2017
Green Tree has serviced these pools for 6 years, and based on historical performance and managements estimates, would expect a low level of delinquent loans in the pool at time of call
As of 12/31/10, the loans in the trust which total $1.0 billion of UPB are recorded at a fair value on the company’s financial statements of $608.3 million

Letter of Credit Obligation	• •	Green Tree has an obligation to reimburse a third party for the final $165 million on letters of credit for the aggregate of 12 securitizations if drawn. The letters of credit were provided by the seller of the securitizations as credit enhancements on these securitizations
Balance sheet liability as of 3/31/11: None	•	There is $311 million remaining in outstanding letters of credit. Based on recent pool performance and Management’s conservative and stress case estimates of the underlying performance, Green Tree’s $165 million second loss position is not expected to be drawn, and no liability for this obligation has been booked

Repurchase Obligation	• •	Green Tree has a repurchase obligation on two securitizations when the underlying contracts become 90 days past due
Balance sheet liability as of 3/31/11: $13.8 million
•    Liability represents the net present value of the par price for projected repurchases, net of the estimated recovery value
	•	Loans outstanding in these two securitizations were $101 million as of 3/31/11 • Total nominal repurchase obligations through 2015 expected to be only ~$18 million

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